Exhibit 99.1

ANNUAL FINANCIAL REPORT

FOR THE YEAR ENDING

DECEMBER 31, 2016

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

ANNUAL REPORT FOR THE FISCAL

YEAR ENDED DECEMBER 31, 2016

Table of Contents

BUSINESS	1

RISK FACTORS	15

LEGAL PROCEEDINGS	24

SELECTED FINANCIAL DATA	25

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	27

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	40

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA	41

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BUSINESS

General

American Casino & Entertainment Properties LLC, or ACEP, was formed in Delaware on December 29, 2003. ACEP owns and operates the Stratosphere Casino Hotel & Tower, or the Stratosphere, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder in Las Vegas, Nevada, and the Aquarius Casino Resort, or the Aquarius, in Laughlin, Nevada.

On January 24, 2008, the Nevada Gaming Commission issued an order of registration of ACEP. The order (1) prohibits W2007/ACEP Managers Voteco, LLC, or Voteco, or its affiliates from selling, assigning, transferring, pledging or otherwise disposing of our membership interests or any other security convertible into or exchangeable for our Class A membership interests, or Class A Interests, or Class B membership interests, or Class B Interests, without the prior approval of the Nevada Gaming Commission, (2) prohibits the direct or indirect members of Voteco from selling, assigning, transferring, pledging or otherwise disposing of any direct or indirect membership interest in Voteco without the prior administrative approval of the Chairman of the Nevada State Gaming Control Board or his designee, and (3) prohibits ACEP from declaring cash dividends or distributions on any class of membership interest of ACEP beneficially owned in whole or in part by W2007/ACEP Holdings, LLC, or Holdings, an affiliate of Whitehall Street Real Estate Funds, or Whitehall, a series of real estate investment funds affiliated with Goldman, Sachs & Co., or Voteco, or their respective affiliates, without the prior approval of the Nevada Gaming Commission.

On February 20, 2008, ACEP, Voteco and Holdings entered into an Amended and Restated Limited Liability Company Agreement of ACEP, or the Amended Operating Agreement.

On February 20, 2008, each member of Voteco, Holdings and Voteco entered into a Transfer Restriction Agreement. The Transfer Restriction Agreement provides, among other things, that:

•	Holdings has the right to acquire our Class A Interests from Voteco on each occasion that Class B Interests held by Holdings would be transferred to a proposed purchaser who, in connection with such proposed sale, has obtained all licenses, permits, registrations, authorizations, consents, waivers, orders, findings of suitability or other approvals required to be obtained from, and has made all findings, notices or declarations required to be made with, all gaming authorities under all applicable gaming laws,

•	A specific purchase price, as determined in accordance with the Transfer Restriction Agreement, will be paid to acquire the Class A Interests from Voteco, and

•	Voteco will not transfer ownership of Class A Interests owned by it except pursuant to such option of Holdings.

Pursuant to the Amended Operating Agreement, holders of Class A Interests are entitled to one vote per interest in all matters to be voted on by our voting members. Except as otherwise expressly required by law, holders of Class B Interests have no right to vote on any matters to be voted on by our members. Holders of Class A Interests and Class B Interests have no preemptive rights, no other rights to subscribe for additional interests, no conversion rights and no redemption rights, do not benefit from any sinking fund, and do not have any preferential rights upon a liquidation.

On July 7, 2015, ACEP, or the Company, and certain of its subsidiaries, or the Guarantors, entered into the 2015 Credit Agreement. Pursuant to the terms of the 2015 Credit Agreement, the lenders party thereto from time to time, or the Lenders, provided the Company with senior secured loan facilities in an aggregate principal amount of $310 million, consisting of $295 million of senior secured term loans, or the 2015 Term Loans, and a $15 million revolving credit facility, or the New Revolving Facility. The proceeds from the 2015 Term Loans were used to redeem debt under (i) the First Lien Credit and Guaranty Agreement dated as of July 3, 2013, or First Lien Credit Agreement and (ii) the Second Lien Credit and Guaranty Agreement dated as of July 3, 2013, or Second Lien Credit Agreement the First Lien Term Loans and Second Lien Term Loans.

On October 31, 2016 we entered into an amendment of the Credit Agreement. The amendment reduced the interest rate on the 2015 Term Loans by 50 basis points per annum. The 2015 Term Loans bear interest either at a base rate plus 2.25% per annum or at the reserve-adjusted eurodollar rate plus 3.25% per annum. In the case of eurodollar rate loans, interest is computed on the basis of a 360-day year and the actual number of days between interest periods, with interest payable on the last day of each interest period of one month, two months, or three months, or, in the case of interest periods longer than three months, every three months. The 2015 Term Loans are subject to scheduled principal payments on the last day of each calendar quarter in an amount equal to 0.25% of the original principal balance.

On July 3, 2013, ACEP and certain of its subsidiaries, or Guarantors, entered into the First Lien Credit Agreement. Pursuant to the terms of the First Lien Credit Agreement, the First Lien Lenders provided the Company with senior secured loan facilities in an aggregate principal amount of $230 million, consisting of $215 million of senior secured term loans, or First Lien Term Loans, and a $15 million senior secured revolving credit facility, or the Revolving Facility (the Revolving Facility together with the First Lien Term Loans, the “First Lien Facilities”).

On July 3, 2013, ACEP and the Guarantors entered into the Second Lien Credit Agreement. Pursuant to the terms of the Second Lien Credit Agreement, the Second Lien Lenders provided the Company with secured second lien term loans in the aggregate principal amount of $120 million, or the Second Lien Term Loans. The proceeds from the First Lien Term Loans and Second Lien Term Loans were used to purchase the outstanding 11% Senior Secured Notes due 2014 that were tendered in connection with ACEP’s previously announced tender offer and to redeem the remaining outstanding 11% Senior Secured Notes.

On February 24, 2014, we entered into an amendment of the First Lien Credit Agreement. Among other changes, the Amendment reduced the interest rates on the Term Loans by 125 basis points per annum. Interest accrued at our election, (i) at the adjusted eurodollar rate plus 3.50% per annum or (ii) at the Base Rate plus 2.50% per annum. Additionally, the minimum adjusted eurodollar rate was reduced by 25 basis points from 1.25% per annum to 1.00% per annum.

Our executive offices are located at 2000 Las Vegas Boulevard South, Las Vegas, Nevada 89104 and our telephone number is (702) 380-7777.

Summary

As used in this Annual Report, the terms ‘‘ACEP’’, ‘‘we’’, ‘‘our’’, ‘‘ours’’ and ‘‘us’’ refer to American Casino & Entertainment Properties LLC, or ACEP, or the Company, unless the context suggests otherwise.

Our four properties primarily target middle-market, value-oriented gaming customers. We generate a significant amount of our business from both the fly-in and drive-in markets. We are committed to providing our customers a high level of customer service. In the last few years, we have invested significant capital into targeted improvements at each of our properties. This has included making renovations to the hotel rooms and common areas at the Stratosphere, including refreshing the entrances, restrooms, restaurants, pools and gaming floor. We have also invested capital in making renovations at the Aquarius, including renovations to the standard rooms and suites, gaming floor, common areas and restaurants. We believe these improvements allow us to continue to offer high quality products to our customers and position us for revenue growth.

Our Strengths

Diverse Gaming Portfolio

Our four gaming properties operate in three distinct Nevada gaming markets: Las Vegas destination travelers, Las Vegas locals and Laughlin, Nevada. Our properties attract a mix of local gaming customers and destination travelers, and we generate business from both the fly-in and drive-in markets. We believe that the diverse nature of our properties and the markets in which they operate provide a more stable revenue stream and customer base as compared to casino operators in Nevada that target only a single market.

The Stratosphere appeals to destination travelers, with approximately 83% of identified slot and table tracked play for the year ended December 31, 2016 coming from outside a 51 mile radius.

The Arizona Charlie’s properties primarily serve local Las Vegas customers and their guests. The Arizona Charlie’s properties provide an alternative for locals who prefer a local gaming experience to the Las Vegas Strip atmosphere. For the year ended December 31, 2016, approximately 92% of all tracked play comes from players within a ten mile radius. Arizona Charlie’s Boulder serves the locals market in the eastern metropolitan area of Las Vegas and Arizona Charlie’s Decatur serves the locals market in the heavily populated west Las Vegas area.

We believe that the Aquarius is a leader in its market. The Aquarius appeals to local Laughlin customers, but it is also positioned as an alternative value destination for customers traveling from Nevada, Arizona and Southern California. For the year ended December 31, 2016, the local market contributed 28% of the tracked play, with 72% coming from outside a 51 mile radius.

Lower Risk Revenue Stream

Each of our casinos emphasizes slot play, with substantially more slot machines than other games. Our marketing efforts and rewards programs target and incentivize slot play and help drive slot revenues. For the year ended December 31, 2016, slot revenues represented 86.0% of total gaming revenue, while table revenue and other casino revenue contributed 11.2% and 2.8%, respectively. We believe that revenue from slot play is less volatile than revenue from table game play (particularly high-end table game play) and, as a result, our revenue stream from casino play is less volatile than that of gaming operators that rely more on high-end table game play. Our ability to attract customers, create a defined hold percentage and select the denominations and types of games on our slot floor help promote the predictability of our slot play revenue.

Revenue volatility is also mitigated because we cater to middle-market customers, and we generally do not attract high-end customers. As a result, we do not issue significant amounts of credit to our customers, the need to accept discounts on losses is rare and our revenues are not tied to whether a small group of high-end customers win or lose in their wagering.

Capital Expenditures Focused on Value Enhancing Projects

Our capital programs are focused on renovating and improving the amenities offered at our properties with the goal of encouraging our guests to spend more time and money at our properties.

These projects have included room renovations, new restaurants, gaming floor improvements, gaming equipment upgrades and replacements, pool renovations and other capital improvements. The most significant investments have been at the Stratosphere and Aquarius. At the Stratosphere, we have focused our investments on room and casino renovations, food and beverage amenities and new attractions. At the Aquarius, we have focused our investments on renovations to the rooms and suites, gaming floor, common areas, restaurants and the pool.

We believe that we continue to see benefits of this investment as noted above. At the Stratosphere, average daily room rate, or ADR, increased 9.0% from 2015 to 2016 and revenue per available room, or RevPAR, increased 10.7% in 2016 compared to 6.1% for the broader Las Vegas market in 2016. We believe these results were driven by our ability to capitalize on the overall growth in visitation to Las Vegas coupled with the property improvements made by our management. At the Aquarius, RevPAR grew 4.6% from 2015 to 2016. ADR increased 4.3% in 2016 as compared to 2015. This compared to the overall Laughlin market that experienced an increase in ADR of 3.8% in 2016 compared to 2015.

At the Stratosphere, our non-gaming business is also benefiting, with food revenue per occupied room increasing in 2016 as compared to 2015. At the Aquarius, gaming revenue during 2016 grew 3.9% as compared to 2015 while gaming revenues for the Laughlin market increased 1.0%.

We believe that the properties are well positioned to maximize revenues from our existing customers, encourage repeat visits, generate visits from new customers and increase cash flow as the market continues to recover.

Experienced Management Team

Since our acquisition in 2008, we have been managed by a team with extensive experience in gaming operations. Frank Riolo, who was named our CEO in April 2008, was formerly the CEO of the Viejas Casino. Ned Martin, who was named our CFO in October 2008, and COO in August 2015, has held senior-level positions in finance, operations and gaming development with Station Casinos, Inc., Silverton Casino, LLC and the Maloof Companies. Messrs. Riolo and Martin are supported by property- level general managers that each have more than 20 years of experience in the gaming and hotel industries. The management team is focused on designing and executing key operating strategies to grow the revenues and profitability of the portfolio.

Our Business Strategy

Our management team has developed a strategy that focuses on increasing the amount of time and money spent at our properties, strengthening our market position, attracting new customers, maximizing yield on existing gaming customers, and increasing productivity throughout the portfolio.

Provide a Value-Oriented Experience

We cater to middle-market gaming customers by offering, in each of our properties, a value-oriented experience that provides competitive odds in our casinos, quality rooms in our hotels, high-quality dining facilities and, at the Stratosphere and the Aquarius, competitive, value-oriented entertainment attractions.

The mix of slot play product is regularly modified to maximize revenues while also providing customers with the most current and popular games available. In addition, our ace|PLAY program enables customers to earn points that may be used towards rewards, further encouraging recurring visits by our customers.

Delivering a High Level of Customer Service

Our employees participate in regular customer service training programs. We routinely conduct comprehensive customer surveys at all of our properties, and we pursue a process of continuous improvement at our properties based on the information gathered from our customer satisfaction surveys. We believe the value we offer our customers, together with a strong focus on customer service, will enable us to continue to attract and retain customers to our properties.

Position Our Properties to Better Target Their Respective Markets

Our management team continues to focus on improving our existing facilities, customer service, and positioning each property to target its respective market. We deploy capital strategically into value-enhancing projects to help increase the amount of time and money spent at our properties and to attract new customers. We continue to focus on rationalizing our marketing by focusing on customer reinvestment rates and working to maximize yield on existing customers. Our strategy for each property is summarized below:

Stratosphere

We seek to position the Stratosphere as the property of choice in the middle-market segment on the Las Vegas Strip. Our key objectives are to attract customers to the Stratosphere with a high propensity to gamble, and once they are at the Stratosphere, to increase the length of stay and the amount of time and money they spend at the property. To achieve these objectives, we have invested in targeted improvements to the hotel rooms and common areas, including the entrances, restrooms, restaurants, pools, and gaming floor.

Arizona Charlie’s Properties

At our Arizona Charlie’s properties, we are focused on maintaining market share and customer loyalty in the local Las Vegas market while preserving discipline in our promotional incentives. We use targeted promotional initiatives as part of our rewards program and we believe that these initiatives will help us increase player spend and differentiate the properties from their competitors. We also invest capital in projects to maintain the overall appeal of the properties.

Aquarius

We are focused on positioning the Aquarius as the high-end gaming venue in Laughlin and increasing market share and cash flow. We work to rationalize our marketing expense and player reinvestment rates in order to increase yield on gaming customers. We believe that renovations of the hotel rooms, the gaming floor and the pool area attract both tourists and locals, helping us to increase cash flow and increase or maintain our average daily room rate.

Our Gaming and Entertainment Properties

Stratosphere, Casino Hotel & Tower: Our largest property is the Stratosphere, a gaming and entertainment complex that comprises the Stratosphere Tower, a casino, a hotel and a retail center. The Stratosphere is located on approximately 34 acres of land at the northern end of the Las Vegas Strip, of which approximately 17 acres have been developed.

The Stratosphere offers the tallest free-standing observation tower in the United States and, at 1,149 feet, is the tallest building west of the Mississippi River and a well-recognized landmark in Las Vegas. The Stratosphere Tower boasts amenities including an award-winning, 358-seat revolving restaurant with unparalleled views of Las Vegas, known as the Top of the World, the highest indoor/outdoor observation deck in Las Vegas, and the highest amusement rides in the world, including Sky Jump Las Vegas. The Stratosphere Tower also has a bar overlooking the Las Vegas Strip and a 150-seat cocktail lounge inside Top of the World, a wedding chapel and event space. In addition, there are also a number of dining venues available throughout the property including Roxy’s Diner, Nunzio’s Pizzeria, Tower Creamery, McCall’s Heartland Grill, Mookies, Fellini’s Ristorante®, McDonald’s®, El Nopal®, Chicago Food House®, Wok Vegas, and Starbucks®.

As of December 31, 2016, the Stratosphere’s casino contained approximately 80,000 square feet of gaming space, with approximately 736 slot machines, 44 table games, a 9-table poker room and a race and sports book. The Stratosphere’s hotel has a total of 2,427 rooms, including 132 suites.

The retail center, located on the second floor of the building, occupies approximately 150,000 square feet of developed retail space and approximately 80,000 square feet of undeveloped space. Adjacent to the retail center is a 550-seat music venue that is currently home to MJ LIVE and our show PINUP which closed on March 4, 2017. Both shows are designed to appeal to our value-oriented Las Vegas visitors.

We believe that the distinctive amenities of the Stratosphere, together with our dedication to providing a quality, value-oriented experience, have significantly contributed to our ability to maintain relatively high occupancy and visitor levels and enhanced the Stratosphere’s competitive position with respect to other operators targeting middle-market visitors to Las Vegas.

Arizona Charlie’s Decatur: Arizona Charlie’s Decatur is a full-service casino and hotel geared toward residents of Las Vegas and the surrounding communities. Arizona Charlie’s Decatur is located on approximately 17 acres of land approximately four miles west of the Las Vegas Strip in the heavily populated west Las Vegas area. The property is easily accessible from US Route 95, a major highway in Las Vegas.

As of December 31, 2016, the casino at Arizona Charlie’s Decatur contained approximately 55,200 square feet of gaming space with 1,063 slot machines, 7 table games, a bingo parlor, a keno lounge, a race and sports book and a poker lounge. Arizona Charlie’s Decatur emphasizes slot play because it is popular with local players and generates high volumes of play and, as a result, Arizona Charlie’s Decatur derives a significant proportion of its revenue from the casino. Most table games at Arizona Charlie’s Decatur are devoted to double-deck, hand-dealt blackjack play. The hotel at Arizona Charlie’s Decatur has 259 rooms, including 9 suites. Arizona Charlie’s Decatur has three restaurants, including its premium restaurant, Ron’s Steakhouse, Charlies Market Buffet and the Sourdough Cafe. In addition, Arizona Charlie’s Decatur has a Subway® and a Noble Roman’s Pizza®. Arizona Charlie’s Decatur also has one bar in the bingo area and three bars in the casino area, one of which includes a lounge with live entertainment nightly.

Arizona Charlie’s Boulder: Arizona Charlie’s Boulder is a full-service casino, hotel and recreational vehicle, or RV park, geared toward residents of Las Vegas and the surrounding communities. Arizona Charlie’s Boulder is situated on approximately 24 acres of land located on Boulder Highway, in an established retail and residential neighborhood in the eastern metropolitan area of Las Vegas. The property is easily accessible from I-515, the most heavily traveled east/west highway in Las Vegas.

As of December 31, 2016, the casino at Arizona Charlie’s Boulder contained approximately 47,500 square feet of gaming space with 846 slot machines, 7 table games, a bingo parlor and a race and sports book. Arizona Charlie’s Boulder targets local slot players and, as a result, a significant proportion of its revenue is derived from the casino. As of December 31, 2016, the hotel at Arizona Charlie’s Boulder has 303 rooms, including 219 suites. Arizona Charlie’s Boulder has three bars in the casino area and four restaurants including the Yukon Grille Steakhouse, Sourdough Café, Market Buffet and the Cheesesteak Charlies Deli.

Arizona Charlie’s Boulder also has an RV park. The RV Park is one of the largest short-term RV parks on the Boulder Strip with 30 to70-foot pull through stations and over 200 spaces. The RV Park offers nightly, weekly and monthly rates and a range of services, including laundry facilities, game and exercise rooms, a swimming pool, a whirlpool, shower facilities and Wi-Fi access.

Hotel customers for Arizona Charlie’s Decatur and Boulder include local residents and their out-of-town guests, as well as those business and leisure travelers who, because of location or cost considerations, choose not to stay on the Las Vegas Strip or at other hotels in Las Vegas.

Aquarius Casino Resort: The Aquarius is a tourist, as well as locals, oriented gaming and entertainment destination property. The Aquarius is located on approximately 18 acres of land next to the Colorado River in Laughlin, Nevada. Completed capital improvements to the Aquarius include renovations to the casino and common areas, new slot machines, new signage, and renovations to our suites as well as our standard rooms.

As of December 31, 2016, the casino at Aquarius contained approximately 57,000 square feet of gaming space with approximately 1,224 slot machines, 33 table games and a race and sports book.

The Aquarius is the largest hotel by number of rooms in Laughlin, Nevada, with 1,906 hotel rooms, including 90 suites, in two 18-story towers. Hotel amenities include: an outdoor pool; lighted tennis courts; and three restaurants that we own: the Vineyard, which is designed for fine dining, the Windows on the River Buffet, Café Aquarius, a 24 hour diner, and the Duet Coffee and Wine. The Aquarius has four nationally recognized leased restaurants: Outback Steakhouse®, Subway®, McDonalds®, and Panda Express®. The Aquarius also has three bars providing retail drinks and video poker to casino customers.

The Aquarius contains approximately 35,000 square feet of meeting space, with approximately 19,300 square feet devoted to a pavilion which can accommodate up to 2,100 guests. The property also has a live entertainment lounge that is situated on the first floor adjacent to the casino and can accommodate up to 300 guests. In addition to meeting rooms, the facility offers a wedding chapel with a wide variety of ceremony packages.

Marketing Strategy

Our strategy is to provide memorable experiences and value to our guests through pricing, competitive gaming odds and superior customer service. Our properties target both the tourist and local markets. The primary target market for the Stratosphere is the middle-market, value-oriented Las Vegas visitor. Arizona Charlie’s Decatur and Arizona Charlie’s Boulder cater to the local Las Vegas market. The Aquarius targets the middle to high-end Laughlin, Nevada visitor as well as local residents. Each of our casinos feature a diverse selection of slot and video poker machines and table games. We tailor the variety of games to our targeted guest’s expectations.

ace|PLAYTM is the player rewards program offered at all our properties. ace| PLAY is designed to attract and retain players with generous benefits including earning points by playing slots, video poker, table games, bingo, and Keno which then can be exchanged for cash, free slot play, or complimentary goods and services. We believe the ace| PLAY rewards program is competitive in each of our respective markets.

We utilize print advertising, billboards, radio, television, digital internet messaging ads and social media networking to promote our properties and to effectively target new and existing guests. We also leverage our database technology to support our marketing efforts through direct mail, e-mail and telemarketing programs.

In the Las Vegas destination resort market, Stratosphere primarily targets middle-market visitors who seek out the best value in their gaming, lodging, dining, and entertainment experiences. The Stratosphere is marketed to Las Vegas visitors as a destination resort property that offers memorable experiences for the high value-minded consumer. The hotel, tower and wide variety of amenities are priced to appeal to target market. The Stratosphere also actively promotes the wide range of unique amenities within the Tower in order to entice both tourists and local residents to visit.

Arizona Charlie’s Decatur and Arizona Charlie’s Boulder hotels and casinos cater to the Las Vegas local market and its surrounding communities. Their gaming offerings, hotel rooms, restaurants, and other amenities attract local customers in search of reasonable prices, more intimate casinos, and superior customer service. Each Arizona Charlie’s casino property maintains a loyal, established player base. The primary focus is on increasing player loyalty and share of wallet along with building new and sustainable guest relationships.

The Laughlin market consists of travelers seeking an affordable and fun destination that offers an alternative to the fast-paced Las Vegas experience. The Aquarius targets the Laughlin customer with the highest propensity to gamble by providing a winning experience through a premium combination of amenities, modern facilities, and outstanding guest service. Aquarius’ main goal is to entice gamblers to visit the property through their targeted marketing campaigns then sell them on their amenities and service, creating new loyal guests.

Trademarks

We regard our trademarks, service marks, trade names and similar intellectual property as important to our success. We rely on a combination of laws and contractual restrictions with our employees, customers and others to establish and protect our proprietary rights. We have registered a large number of trademarks and service marks in the United States, including the names of our hotels and casinos. We use certain other trademarks, trade names, service marks and similar intellectual property owned by third parties in our business.

Seasonality

Generally, our Las Vegas gaming and entertainment properties are not materially affected by seasonal trends. However, our Laughlin gaming and entertainment property tends to have increased casino revenue from February through May.

Casino Credit

We extend credit on a discretionary basis to qualified customers. We maintain strong controls over the extension of credit and evaluate each individual patron’s creditworthiness before extending credit. We pursue collections by appropriate means, including legal proceedings when necessary. Historically, our casino credit is less than 9% of all table games wagering.

Competition

The hotel and casino industry in general, and the markets in which we compete in particular, are highly competitive. The Las Vegas market includes many world-class destination resorts, with numerous tourist attractions. Many Las Vegas hotel and casino resorts are themselves tourist attractions. Each of these resorts competes with us in our ability to attract visitors to the Stratosphere. The Stratosphere’s hotel and food and beverage operations compete directly with other properties targeting the value-oriented, middle-market Las Vegas visitor. The Stratosphere competes with other hotels and casinos on the Las Vegas Strip and in Downtown Las Vegas based on a mix of casino games, personal service, payout ratios, location, price of hotel rooms, restaurant value and promotions.

Arizona Charlie’s Decatur and Arizona Charlie’s Boulder compete primarily with other Las Vegas hotels and casinos for local customers. The Arizona Charlie’s properties compete with other casinos in the Las Vegas metropolitan area based on a mix of casino games, personal service, payout ratios, location, price of hotel rooms, restaurant value, and promotions.

The Aquarius competes primarily with other Laughlin hotels and casinos located along the Colorado River. From a competitive standpoint, we believe that the Aquarius is the largest hotel in Laughlin based on the number of available rooms and we believe that the Aquarius casino has the second largest number of slot machines. The Aquarius competes with other hotels and casinos in Laughlin based on a mix of casino games, personal service, payout ratios, price of hotel rooms, restaurant value and promotions.

The Las Vegas and Laughlin Markets

All of our properties are located in the Las Vegas and Laughlin, Nevada markets. Accordingly, our results of operations are driven by economic conditions in these markets.

Las Vegas is one of the largest entertainment markets in the country. We believe that Las Vegas hotel occupancy rates are among the highest of any major market in the United States. We believe that the Las Vegas gaming market has two distinct sub-segments: the tourist market, which tends to be concentrated on the Las Vegas Strip and Downtown Las Vegas, and the local market, which includes the surrounding Las Vegas area.

According to the Las Vegas Convention and Visitors Authority, or LVCVA, the number of visitors traveling to Las Vegas has increased over the last ten years from 37.3 million visitors in 2010 to 42.9 million visitors in 2016. The number of hotel and motel rooms in Las Vegas has increased from 148,935 at the end of 2010 to 149,339 at the end of 2016, giving Las Vegas the most hotel and motel rooms of any metropolitan area in the world. Hotel occupancy increased 1.4 percentage points to 89.1% for 2016 compared to 87.7% in 2015, which is below the peak of 94.0% in 2007. According to the LVCVA, visitor volume increased by 1.5% in 2016 compared to 2015. The Las Vegas hotel ADR increased by 4.4% in 2016 compared to 2015.

Las Vegas Strip gaming revenues have grown as Las Vegas visitation and hotel occupancy have increased. Between 2010 and 2016, gaming revenues on the Las Vegas Strip experienced a compound annual increase of 1.7%. Gaming revenues for 2016 totaled approximately $6.4 billion, a 0.4% increase from 2015.

According to the LVCVA, Las Vegas has been the United States’ top-ranked destination for trade shows for the last ten years. The number of trade show and convention attendees in Las Vegas from approximately 4.5 million in 2010 to 6.3 million in 2016. Convention attendance increased 7.1% during 2016 compared to 2015.

We believe that the growth in the Las Vegas tourist market has been enhanced by a dedicated program of the LVCVA and major Las Vegas hotels to promote Las Vegas as an exciting vacation destination and convention site, the increased capacity of McCarran International Airport and the introduction of large, themed destination resorts in Las Vegas.

Nevada has enjoyed population growth that includes an increasing number of retirees and other active gaming customers. A majority of Nevada’s growth has occurred in Las Vegas, which is located in Clark County. The population of Clark County has grown from 2.0 million people in 2010 to approximately 2.1 million people in 2016. In comparison, the United States population increased at a compound annual growth rate of 0.8% during this period. From 2010 to 2016, it is estimated that Las Vegas experienced a 0.8% increase in population.

The Laughlin area economy is primarily dependent on the gaming and tourism industry. Visitor volume and occupancy rates have declined on an annual basis over the past several years while the number of hotel rooms has remained fairly constant. Starting in March, 2014 the new Laughlin Events Center has hosted several headline concerts that have created successful events in the market. According to the LVCVA, visitation increased 1.2% in 2016 compared to 2015. Laughlin gaming revenues increased 1.0% and 1.7% respectively year-over-year in 2016 and 2015.

Regulation and Licensing

Introduction

The ownership and operation of casino gaming facilities in the State of Nevada are subject to the Nevada Gaming Control Act and the regulations made under such Act, as well as various local ordinances. The gaming operations of our casinos are subject to the licensing and regulatory control of the Nevada Gaming Commission, Nevada State Gaming Control Board, Clark County Liquor, Gaming Licensing Board, and the City of Las Vegas. These agencies are referred to herein collectively as the Nevada Gaming Authorities.

Our subsidiaries that operate casinos are licensed by the Nevada Gaming Authorities as limited liability company licensees, which we refer to herein as company licensees. Under their gaming licenses, company licensees are required to pay periodic fees and taxes. The gaming licenses are not transferable.

To date, our company licensees have obtained all gaming licenses necessary for the operation of their existing gaming operations; however, gaming licenses and related approvals are privileges under Nevada law, and we cannot assure you that any new gaming license or related approvals that may be required in the future will be granted, or that any existing gaming licenses or related approvals will not be limited, conditioned, suspended, revoked or renewed.

Registration Requirements

Prior to July 28, 2016, ACEP was registered with the Nevada Gaming Commission as a publically traded company (“PTC”) and was registered with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934 (the “Act”) and required to file reports under Sections 13 and 15(d) or the Act.

On July 28, 2016, The Nevada Gaming Commission (the “Commission”) entered an order deregistering ACEP as a PTC and registering it as a private investment company (“PIC”) under Regulation 15C of the Regulations of the Commission and the Nevada State Gaming Control Board. As a PIC, ACEP was no longer required to be registered with the Securities and Exchange Commission as a public company and on August 30, 2016, filed a Form 15 to deregister and be relieved of its reporting responsibilities under the Act. The Form 15 was effective upon filing.

The provisions of Regulation 15C which now govern ACEP’s operations continue in most respects the terms and conditions set forth in prior orders of registration applicable when ACEP was registered as a PTC:

•	The prior approval of the Commission is required for the issuance by ACEP of voting securities or any other security that is convertible or exchangeable into a voting security.

•	No person may acquire voting securities issued by ACEP without the prior approval of the Commission and entities owning our voting securities must register with and be found suitable by the Commission as holding companies. W2007 Managers Voteco, LLC (“Voteco”) has satisfied these requirements.

•	Holders of direct or indirect interests in voting securities issued by ACEP must obtain Commission approval prior to a sale, assignment, transfer, pledge or other disposition of those securities. As was the case when ACEP was a registered PTC, these provisions prohibit Voteco from transferring or encumbering ACEP’s voting securities, and its managers from transferring their member’s interests in Voteco, without the prior approval of the Commission.

•	Persons who acquire beneficial ownership or record ownership of any direct interest in any economic security (a non-voting interest which entitles the holder to the economic benefits, without the right to control or vote, of a corporation, firm, partnership, limited partnership, limited liability company or other form of business organization) issued by ACEP shall not, without the prior administrative approval of the Board Chairman, sell, assign, transfer, pledge or otherwise dispose of any such economic security. As was the case when ACEP was a registered PTC, these provisions prohibit W2007/ACEP Holdings, LLC, from transferring or encumbering the economic securities issued by ACEP which it holds without the prior approval of the Board Chairman.

•	Private investments funds (defined as a business entity exempted from registration under 15 USC § 80(c)) and any affiliate or subsidiary thereof that acquire beneficial ownership or record ownership of any indirect interest in any economic security issued by a PIC are required to report quarterly to the Board: (i) the sale, assignment, transfer, pledge or other disposition of any such interest; and (ii) the addition of any new members, partners, shareholders, trustees or beneficiaries in the private investment fund, affiliate or subsidiary, excluding persons that are holders of publicly traded securities issued by those entities. These provisions apply to Whitehall Parallel Global Real Estate Limited Partnership 2007, W2007 Finance Sub, LLC and MLQ Stratosphere, LLC (each of which has been determined by the Commission to be a private investment fund) and their respective members, subsidiaries and affiliates. When ACEP was registered as a PTC these holders of indirect interests in ACEP’s non-voting securities through their ownership of members interests in W2007/ACEP Holdings, LLC, were prohibited from transferring those securities without the prior approval of the Commission. Under the Regulation 15C these entities are now subject to the described reporting requirements but remain subject to being called forward for a finding of suitability in the discretion of the Commission. These provisions also apply to WH Parallel Advisors L.L.C. 2007, Whitehall Street Global Real Estate Limited Partnership 2007, WH Advisors L.L.C. 2007, Whitehall Street Global Real Estate Employee Master Fund 2007, L.P., Whitehall Street Employee Funds 2007 GP, L.L.C. and MLQ Stratosphere, LLC, as subsidiaries and affiliates of Whitehall Parallel Global Real Estate Limited Partnership 2007, MLQ Stratosphere, LLC and W2007 Finance Sub, LLC.

•	Without the Prior approval of the Commission neither ACEP nor any of its affiliates, intermediary or subsidiary companies who have been found suitable by the Commission may declare any dividends on or distributions from any class of securities to any person who has not been licensed or found suitable by the Commission, provided, however, that any of the foregoing entities may, with the prior administrative approval of the Chairman of the Board, pay dividends and make distributions to their direct or indirect equity owners who have not been licensed or found suitable by the Commission for the purpose of defraying tax liabilities and tax-related expenses of such direct or indirect equity owners that arise directly out of such ownership interest and, provided further, that those entities may, upon five days prior written notice to the Board, make distributions to their direct or indirect equity owners who have not been licensed or found suitable by the Commission for the purpose of payment of debt service by such owners for debt incurred in connection with the acquisition of any licensed subsidiary or the assets comprising a licensed establishment. For these purposes, W2007 ACEP Voteco, LLC and W2007/ACEP Holdings, LLC are the sole affiliates, intermediaries or subsidiaries of ACEP which have been found suitable by the Commission.

The Nevada Gaming Board and Nevada Gaming Commission have also approved ACEP’s pledge of the membership interest of Stratosphere Holding, LLC, Charlies Holding LLC, Aquarius Gaming LLC and ACEP Interactive, LLC, Stratosphere Holding, LLC’s pledge of the membership interest of Stratosphere Gaming LLC, and Charlies Holding LLC’s pledge of membership interest of Arizona Charlies, LLC and Fresca LLC to Deutsche Bank AG New York Branch, as Collateral Agent in conjunction with a credit and guaranty agreement.

Periodically, we are required to submit detailed financial and operating reports to the Nevada Gaming Commission and to provide any other information that the Nevada Gaming Commission may require. Substantially all of our material loans, leases, sales of securities and similar financing transactions must be reported to, or approved by, the Nevada Gaming Commission.

Policy Concerns of Gaming Laws

The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy. These public policy concerns include, among other things:

•	preventing unsavory or unsuitable persons from being directly or indirectly involved with gaming at any time or in any capacity;

•	establishing and maintaining responsible accounting practices and procedures;

•	maintaining effective controls over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs, safeguarding assets and revenue, providing reliable recordkeeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;

•	preventing cheating and fraudulent practices; and

•	providing a source of state and local revenue through taxation and licensing fees.

Changes in these laws, regulations and procedures could have significant negative effects on our gaming operations and our financial condition and results of operations.

Individual Licensing Requirements

All stockholders, members and limited partners with a 5% or less ownership interest in a corporate, limited liability company or limited partnership licensee (other than such an entity as is publicly traded and registered with the Nevada Gaming Commission), must register in that capacity with the Nevada Gaming Control Board and affirmatively state in writing that they submit to the board’s jurisdiction. Such registration must be made on forms prescribed by the chairman. A member who is required to be registered by this section shall apply for registration within 30 days after the member obtains an ownership interest in a limited-liability company licensee. No person, other than an institutional investor, may acquire more than 5% of the ownership interests in a corporate, limited liability company or limited partnership licensee, or receive any percentage of the profits of, a non-publicly traded holding or intermediary company or company licensee, without first obtaining licenses and approvals from the Nevada Gaming Authorities.

The Nevada Gaming Authorities may investigate any individual who has a material relationship to or material involvement with our gaming operations to determine whether the individual is suitable or should be licensed as a business associate of a gaming licensee. Key employees of a company licensee may also be required to file such applications.

Under certain circumstances, an “institutional investor,” as defined in the Nevada Gaming Control Act, that intends to acquire any security issued by a corporate, limited liability company or limited partnership licensee or a holding company (which, in any such case, is not publicly traded), may apply to the Nevada Gaming Control Board and the Nevada Gaming Commission for a waiver of the otherwise applicable requirements for licensing or a finding of suitability if such institutional investor intends to and does hold the securities for investment purposes only. An institutional investor is not eligible to receive or hold a waiver if the institutional investor will own, directly or indirectly, more than 15% of the securities of the licensee or a holding company on a fully diluted basis where any such securities are to be acquired other than through a debt restructuring. Securities acquired before a debt restructuring and retained after a debt restructuring or as a result of an exchange, exercise or conversion, after a debt restructuring, of any securities issued to an institutional investor through a debt restructuring, are deemed to have been acquired through a debt restructuring. Such a waiver is effective only as long as the institutional investor’s direct or indirect ownership interest in such securities meets the limitations set forth above. An institutional investor is not deemed to hold a security issued by a corporate, limited partnership of limited liability company licensee or a holding company for investment purposes only unless the securities will be acquired and held in the ordinary course of business as an institutional investor and do not, directly or indirectly, allow the institutional investor to vote for the election of members of the board of directors, for the election of a general partner or the appointment of a manager, as the case may be, or to cause any change in the organic documents, management, policies or operations of the licensee or the holding company, or cause any other action which the commission finds to be inconsistent with investment purposes only. The following activities are not deemed to be inconsistent with holding securities for investment purposes only:

(a) Serving as a member of any committee of creditors or security holders in connection with debt restructuring;

(b) Nominating any candidate for election or appointment to a board of directors or the equivalent in connection with a debt restructuring;

(c) Making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in management, policies or operations; and

(d) Such other activities as the commission may determine to be consistent with such investment intent.

The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. An applicant for licensing or an applicant for a finding of suitability must pay or must cause to be paid all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensing, the Nevada Gaming Authorities have the jurisdiction to disapprove a change in a corporate position.

If the Nevada Gaming Authorities were to find an equity or debt security holder, officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that person. In addition, the Nevada Gaming Commission may require us to terminate the employment of any person who refuses to timely file appropriate applications. Determinations of suitability or questions pertaining to licensing are not subject to judicial review in Nevada.

Consequences of Violating Gaming Laws

If the Nevada Gaming Commission decides that we have violated the Nevada Gaming Control Act or any of its regulations, it could limit, condition, suspend or revoke our registrations and gaming licenses. In addition, we, and the persons involved, could be subject to substantial fines for each separate violation of the Nevada Gaming Control Act, or of the regulations of the Nevada Gaming Commission, at the discretion of the Nevada Gaming Commission. Further, the Nevada Gaming Commission could seek the appointment of a supervisor to conduct the operations of our casinos and, under specified circumstances, earnings generated during the supervisor’s appointment, except for the reasonable rental value of the premises, could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any of our gaming licenses and the appointment of a supervisor could, and revocation of any gaming license would, have a significant negative effect on our gaming operations.

Review and Approval of Transactions

Substantially all material loans, leases, sales of securities and similar financing transactions by us and our subsidiaries must be reported to, or approved by, the Nevada Gaming Authorities.

Consequences of Being Found Unsuitable

Any person who fails or refuses to timely apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Gaming Commission or by the Chairman of the Nevada State Gaming Control Board, or who refuses or fails to pay the investigative costs incurred by the Nevada Gaming Authorities in connection with the investigation of its application, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of any voting security or debt security of a registered company beyond the period of time as may be prescribed by the Nevada Gaming Commission may be guilty of a criminal offense. A registered company will be subject to disciplinary action if, after it receives notice that a person is unsuitable to hold an equity interest or to have any other relationship with, it:

•	pays that person any dividend or interest upon any voting securities;

•	allows that person to exercise, directly or indirectly, any voting right held by that person;

•	pays remuneration in any form to that person for services rendered or otherwise; or

•	fails to pursue all lawful efforts to require the unsuitable person to relinquish such person’s voting securities including, if necessary, the immediate purchase of the voting securities for cash at fair market value.

Fees and Taxes

License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the licensed subsidiaries respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable monthly, quarterly or annually and are based upon:

•	a percentage of gross revenues received;

•	the number of gaming devices operated; or

•	the number of table games operated.

A live entertainment tax is also paid by casino operations where entertainment is furnished in connection with an admission charge. Our casinos are also subject to a state payroll tax based on the wages paid to their employees.

Foreign Gaming Investigations

Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with those persons, which we refer to as licensees, and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada State Gaming Control Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada State Gaming Control Board of the licensee’s or registrant’s participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Gaming Commission. Licensees and registrants are required to comply with the reporting requirements imposed by the Nevada Gaming Control Act. A licensee or registrant is also subject to disciplinary action by the Nevada Gaming Commission if it:

•	knowingly violates any laws of the foreign jurisdiction pertaining to the foreign gaming operation;

•	fails to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations;

•	engages in any activity or enters into any association that is unsuitable because it poses an unreasonable threat to the control of gaming in Nevada, reflects or tends to reflect, discredit or disrepute upon the State of Nevada or gaming in Nevada, or is contrary to the gaming policies of Nevada;

•	engages in activities or enters into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees; or

•	employs, contracts with or associates with a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of unsuitability.

Local License for Conduct of Gaming and Sale of Alcoholic Beverages

The conduct of gaming activities and the service and sale of alcoholic beverages by our casinos are subject to licensing, control and regulation by the Clark County Liquor and Gaming Licensing Board and the City of Las Vegas. In addition to approving our casinos, the Clark County Liquor and Gaming License Board and the City of Las Vegas have the authority to approve all persons owning or controlling the equity of an entity which holds or controls an entity which holds a gaming license. All licenses are revocable and are not transferable. The county and city agencies have full power to limit, condition, suspend or revoke any license. Any disciplinary action could, and revocation would, have a substantial negative impact upon our operations.

Environmental Matters

We are subject to various federal, state and local laws, ordinances and regulations that govern activities or operations that may have adverse environmental effects, such as discharges to air and water or that may impose liability for the costs of cleaning up and certain damages resulting from sites of past spills, disposals or other releases of hazardous or toxic substances or wastes. We endeavor to maintain compliance with environmental laws, but from time to time, current or historical operations on or adjacent to, our property may have resulted or may result in noncompliance or liability for cleanup pursuant to environmental laws. In that regard, we may incur costs for cleaning up contamination relating to historical uses of certain of our properties.

Employees

At December 31, 2016, we had approximately 4,300 employees, of which approximately 1,700 were covered by various collective bargaining agreements providing, generally, for basic pay rates, working hours, other conditions of employment, and orderly settlement of labor disputes. We historically have had good relationships with the unions representing our employees and believe that our employee relations are good. At the Stratosphere, our collective bargaining agreement with the Professional, Clerical and Miscellaneous Employees, Teamsters Local Union 986 (995 merged with 986 in 2014) expires on March 31, 2018. The collective bargaining agreement at the Stratosphere with the Culinary Workers Union, Local 226 and Bartenders Union, Local 165 expires on May 31, 2018. The collective bargaining agreement with the International Union of Operating Engineers, Local 501, AFL-CIO expires on March 31, 2018.

At the Aquarius, the collective bargaining agreement with the International Union of Operating Engineers, Local 501, AFL-CIO expired on March 31, 2016, negotiations for a new agreement continue. The agreement at the Aquarius with the International Alliance of Theatrical Stage Employees, Moving Picture Technicians, Artist and Allied Crafts of the United States, Its Territories and Canada, Local 720, Las Vegas, Nevada expires on November 30, 2017. The collective bargaining agreement at the Aquarius with the United Steelworkers of America expires on April 1, 2018. The agreement with the Security, Police, and Fire Professional of America expired on February 28, 2017, negotiations continue.

We do not expect any work stoppages or slowdowns.

RISK FACTORS

Our business is particularly sensitive to reductions in discretionary consumer spending as a result of downturns in the economy.

Consumer demand for entertainment and other amenities at casino hotel properties, such as ours, is particularly sensitive to reductions in discretionary spending on leisure activities, including as a result of downturns in the economy. Changes in discretionary consumer spending or consumer preferences brought about by factors such as perceived or actual general economic conditions, effects of a decline in consumer confidence in the economy, unemployment, disruptions in the credit markets, the impact of high energy and food costs, the increased cost of travel, decreased disposable consumer income and wealth, or fears of war or acts of terrorism can reduce customer demand for the amenities that we offer, thus imposing practical limits on pricing and negatively impacting our results of operations and financial condition.

The economic recession that occurred in the United States from 2008 – 2009 significantly affected our business. The combination of fewer customers, less spending by customers, and need for promotional incentives reduced revenue and operating margins. At the same time, we found it difficult to reduce operating costs in line with reductions in visitor numbers or customer spending, further reducing operating margins. As a result of the recession, tourism and the residential and commercial real estate markets in and around Las Vegas experienced a significant decline and construction spending in the Las Vegas area (which has historically been an important driver for the local economy) significantly decreased. The amount of spending by visitors to casinos in Las Vegas has not fully recovered from the 2008-2009 recession. For example, gaming revenue in Clark County, Nevada, where all of our properties are located, was approximately $9.7 billion in 2016, which is 11.0% below the peak of approximately $10.9 billion in 2007. There can be no assurance that these circumstances will not reoccur. Since our business model relies on consumer expenditures on entertainment, luxury and other discretionary items, worsening economic conditions may adversely affect our results of operations and financial condition.

Our properties draw a substantial number of customers from the Las Vegas Valley, as well as certain geographic areas, including southern California and Arizona. Adverse economic conditions in any of these regions could result in a decrease in the number of customers traveling from those areas to our properties.

The future is uncertain and our history may not be an indicator of our future performance. In the future, we may be unable to generate sufficient cash flows to meet our debt obligations and finance all operating expenses, working capital needs and capital expenditures.

Although we generated operating income of $62.7 million and $47.5 million for the years ended December 31, 2016 and December 31, 2015, respectively, we may experience reduced operating income or incur operating losses in the future. We may be unable to generate sufficient revenues and cash flows to service our debt obligations as they come due, finance capital expenditures and meet our operational needs. Any one of these failures may preclude us from, among other things:

•	maintaining or enhancing our properties;

•	taking advantage of future opportunities;

•	growing our business; or

•	responding to competitive pressures.

Further, our failure to generate sufficient revenues and cash flows could lead to cash flow and working capital constraints, which may require us to seek additional working capital. We may not be able to obtain such working capital when it is required. Further, even if we were able to obtain additional working capital, it may only be available on unfavorable terms. For example, we may be required to take on additional debt, and servicing the payments on such debt which could adversely affect our results of operations and financial condition. Limited liquidity and working capital may also restrict our ability to maintain and update our casino properties, which could put us at a competitive disadvantage to casinos offering more modern and better maintained facilities.

Because all four of our gaming properties are concentrated in a relatively small area in Nevada, we are especially subject to certain risks, including economic and competitive risks, associated with the conditions in that area and in the areas from which we draw customers.

Three of our gaming properties are located in Las Vegas, Nevada, and one of them in Laughlin, Nevada, approximately 90 miles from Las Vegas. Because our operations are concentrated in a relatively small area, we are subject to greater risks from local conditions than a gaming company with operating properties in several different markets. A decrease in revenues from or increase in costs for one of these locations is likely to have a proportionally higher impact on our business and operations than it would for a gaming company with more geographically diverse operating properties. Risks from local conditions include the following:

•	local economic conditions, including the economic downturn in the Las Vegas metropolitan area discussed in “ Our business is particularly sensitive to reductions in discretionary consumer spending, including as a result of downturns in the economy;”

•	local competitive conditions;

•	reduced land and air travel due to increasing fuel costs, reduced flights into Las Vegas, or transportation disruptions;

•	inaccessibility of the area due to inclement weather, road construction or closure of primary access routes; and

•	a decline in the number of visitors to Las Vegas and Laughlin, Nevada.

Local Competitive Risks. We face significant risks due to local competition in the markets in which we operate and the markets from which we draw our customers. We do not believe that our competition is limited to a particular geographic area, and gaming operations in other states or countries could attract our customers. To the extent that new casinos or hotel room capacity is expanded by others in major destination locations, competition will increase. As a result of the increase in product available to our potential customers, we are competing for a smaller number of potential customers with fewer dollars to spend with a larger number of competitors. Arizona Charlie’s Decatur, Arizona Charlie’s Boulder and the Aquarius largely cater to the local markets and depend on the local markets for customers. Competition for local customers has historically been intense, and is particularly intense in the eastern Las Vegas locals market, where Arizona Charlie’s Boulder is located. Local competitive risks and our failure to attract a sufficient number of guests, gaming customers and other visitors in these locations could adversely affect our business.

Transportation-Related Risks. The majority of our customers at the Stratosphere travel by air or car to Las Vegas. Increasing transportation costs, for example, caused by increased fuel costs, may deter people from traveling to our properties from long distances or decrease the amount of money they have available to spend once there. Further, leisure and business travel, especially travel by air, remain particularly susceptible to global geopolitical events. We cannot control the number or frequency of flights into or out of Las Vegas, but we rely on air traffic for a significant portion of our visitors. Reductions in flights by major airlines can impact the number of visitors to our properties.

Additionally, there is one principal interstate highway between Las Vegas and southern California, where a large number of our customers reside. Capacity constraints of that highway or any other traffic disruptions may also affect the number of customers who visit our properties.

Weather and Public Health Risks. Due to our concentration of properties in Nevada, any man-made or natural disasters in or around Nevada, or the areas from which we draw customers to our properties, could have a significant adverse effect on our business, financial condition and results of operations. The outbreak of public health threats at any of our properties, or in the areas in which they are located, or the perception that such threats exist could also have a significant, adverse effect on our business, financial condition and results of operations.

Our success depends in part on our ability to acquire, enhance, and/or introduce successful gaming concepts and game content.

Our casinos are heavily dependent on revenue generated by the games, particularly slot machines, we offer to our customers. We source games and game content through third-party suppliers. We believe that creative and appealing game content, innovative game concepts, and licensed brands produces more revenue for our casinos and provides them with a competitive advantage, which in turn enhances our revenue and our ability to attract new business and to retain existing business. There can be no assurance that we will be able to sustain the acceptance of our existing game content or effectively obtain from third parties game content or licensed brands that will be widely accepted by our customers. There can be no assurance that our third party suppliers will be able to produce new creative and appealing game content, innovative game concepts, and licensed brands in the future that will be widely accepted by our customers.

Our hotels and casinos may need to increase capital expenditures to compete effectively but we may not execute those plans in a timely manner or have sufficient funds to do so.

Capital expenditures, such as room refurbishments, amenity upgrades and new gaming equipment, may be necessary from time to time to preserve the competitiveness of our hotels and casinos. The gaming industry market is very competitive and is expected to continue to be competitive in the future. If cash from operations is insufficient to provide for needed levels of capital expenditures and we are unable to raise funds for such purposes elsewhere, we may be unable to make necessary improvements and our facilities may be less attractive to our visitors than that of our competitors, causing us to lose our competitive position.

We rely on information technology systems and any failures in our systems could disrupt our business and adversely impact our results.

We rely on information technology systems that are important to the operation of our business, some of which are managed by third parties. These systems are used to process, transmit and store electronic information, to manage and support our business operations and to maintain internal controls over our financial reporting. We could encounter difficulties in developing new systems, maintaining and upgrading current systems and preventing security breaches. Among other things, our systems are susceptible to outages due to fire, floods, power loss, break-ins, cyber-attacks, network penetration, denial of service attacks, and similar events. While we have and will continue to implement network security measures and data protection safeguards, our servers and other computer systems are vulnerable to viruses, malicious software, hacking, break-ins or theft, data privacy or security breaches, third-party security breaches, employee error or malfeasance, and similar events. Failures in our systems or services or unauthorized access to or tampering with our systems and databases, could have a material adverse effect on our business, reputation, financial condition, liquidity or results of operations. Any failures in our computer systems or telecommunications services could affect our ability to operate our linked games or otherwise conduct business.

Portions of our information technology infrastructure also may experience interruptions, delays or cessations of service or produce errors in connection with systems integration or migration work that takes place from time to time. We may not be successful in implementing new systems and transitioning data, which could be more expensive, time consuming, disruptive and resource-intensive than existing systems or cause business disruptions. Such disruptions could materially and adversely impact our ability to provide services to customers and interrupt other processes. If our information systems do not allow us to transmit accurate information, even for a short period of time, to key decision makers, the ability to manage our business could be disrupted and the results of operations and financial condition could be materially and adversely affected. Failure to properly or adequately address these issues could impact our ability to perform necessary business operations, which could materially and adversely affect our reputation, competitive position, business, results of operations and financial condition.

Conditions in the financial system and the capital and credit markets may negatively affect our ability to raise capital to fund capital expenditures, pursue proposed management, expansion or acquisition opportunities or refinance our significant indebtedness.

Our businesses are capital intensive. For our casino properties to remain attractive and competitive we must periodically invest significant capital to keep the properties well-maintained, modernized and refurbished. Similarly, future construction projects and acquisitions of other gaming operations could require significant additional capital. We rely on earnings and cash flow from operations to finance our business, capital expenditures, development, expansion and acquisitions and, to the extent that we cannot fund such expenditures from cash generated by operations, funds must be borrowed or otherwise obtained.

The financial markets in the United States and internationally have been marked by volatility, which has at times reduced the availability and, in particular, increased the cost of financing for issuers like us with a rating below investment grade. Although we have refinanced our debt, lowered our interest rate, and extended the maturity, we cannot predict the availability of financing with any certainty or how we will be impacted in the future. There can be no assurance that we will be able to secure financing in the future at all or at a cost comparable to or lower than what is available in the current credit markets or on favorable terms.

Our ability to effectively operate and grow our business may be constrained if we are unable to borrow additional capital or refinance existing borrowings on reasonable terms. If we do not have access to credit or capital markets at desirable times or at rates that we would consider acceptable, and the lack of such funding could have a material adverse effect on our business, results of operations and financial condition and our ability to service our indebtedness.

Our operations may be adversely impacted by expanded Native American, internet, mobile, and other gaming operations if they attract customers that otherwise would visit our properties.

The expansion of Native American and other casinos outside of the markets in which our casinos are located, particularly Native American casinos located in California, continues to have an impact on casino revenues in Nevada. For instance, in California, some Native American casino compacts do not limit the number of slot machines at those casinos (which were limited under prior compacts). Additionally, the federal government and various states are currently considering legislation authorizing internet gaming. While the effect of increased casino gaming in California and other states and the potential widespread availability of legal internet gaming is difficult to predict, our revenues could decline if such competing gaming operations attract customers who would otherwise travel to Las Vegas or Laughlin or otherwise use our facilities, and such impact may be significant.

We have significant working capital needs, and if we are unable to satisfy those needs from cash generated from our operations or indebtedness, we may not be able to meet our obligations, including payroll and statutory tax payment requirements.

We require significant amounts of working capital to operate our business. Our primary source of cash is from the operation of our properties. If we experience a significant and sustained drop in operating profits, or if there are unanticipated reductions in cash inflows or increases in cash outlays, we may be subject to cash shortfalls. If such a shortfall were to occur for even a brief period of time, it may have a significant adverse effect on our business and our ability to meet our obligation to make payments on the 2015 Term Loans.

Acts of terrorism and war and natural disasters may negatively impact our business.

Terrorist attacks and other acts of war or hostility have created many economic and political uncertainties. We cannot predict the extent to which terrorism, security alerts or war or hostilities throughout the world will continue to directly or indirectly impact our business and operating results. For example, the terrorist attacks that occurred on September 11, 2001 had a negative impact on travel and leisure expenditures at our properties and on the industry as a whole. As a consequence of the threat of terrorist attacks and other acts of war or hostility in the future, premiums for a variety of insurance products have increased, and some types of insurance are no longer available Although we maintain insurance coverage for terrorism and other acts of war, we cannot assure you that we will be able to fully insure such losses. If any such event were to affect our properties, we would likely be adversely impacted.

Extreme weather conditions or earthquakes may interrupt our operations, damage our properties, and reduce the number of customers who visit our facilities in such areas. Although we maintain both property and business interruption insurance coverage for certain extreme weather conditions or earthquakes, such coverage is subject to deductibles and limits on maximum benefits, including limitation on the coverage period for business interruption, and we cannot assure you that we will be able to fully insure such losses or fully collect, if at all, on claims resulting from such extreme weather conditions or earthquakes. Furthermore, such extreme weather conditions may interrupt or impede access to our affected properties and may cause visits to our affected properties to decrease for an indefinite period.

Changes in tax laws could increase our cost of doing business and negatively affect our business.

The gaming industry represents a significant source of tax revenue, particularly to the State of Nevada and its counties and municipalities. Nevada Gaming companies are currently subject to significant state and local taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. From time to time, various state and federal legislators and officials have proposed changes in tax law, or in the administration of such law, affecting the gaming industry. The Regular Session of the Nevada Legislature (‘‘Nevada Legislature’’) convenes every two years. From time to time, there have been gaming revenue tax increase proposals in Nevada. The Nevada Legislature also approved an increase from 1.17% to 1.475% in the Modified Business Tax that is charged against employee wages, which has increased our labor costs. During the 2013 Nevada Legislature session, legislators considered a 2% Gross Margins Tax on businesses operating in Nevada. The initiative was included on the 2014 general election ballot and was defeated. The 2015 Nevada Legislature passed a budget plan that includes new and extended taxes. This budget includes increasing the business license fee on certain companies based on their revenues. Gaming companies will be required to pay the business license fee based on non-gaming revenues. The Nevada Constitution prohibits both personal and corporate state income taxes. We cannot assure you that our taxes or fees will not be increased. These taxes could have an adverse impact upon our business, financial condition and results of operations because of increased costs to us or our customers.

The federal government has also previously considered a federal tax on gaming revenues and may consider such a tax in the future. Decreases in tax revenues may increase pressure on federal, state or local authorities to increase taxes. If there is any material increase in federal, state or local taxes and fees, our business, financial condition and results of operations could be adversely affected because of increased costs to us or our customers.

Our business is subject to extensive governmental gaming regulation, which is costly to comply with, and failure to do so could cause us to incur penalties or force us to cease operations.

We are subject to a variety of regulations in the jurisdictions in which we operate, including the extensive gaming laws and regulations of the State of Nevada. Compliance with these regulations is costly and time-consuming. Regulatory authorities at the federal, state and local levels have broad powers with respect to the regulation and licensing of casino operations and may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines on us and take other actions, any one of which would have a significant adverse effect on our business, financial condition and results of operations.

If additional gaming regulations are adopted in a jurisdiction in which we operate, such regulations could impose restrictions on us that would prevent us from operating our business as it is currently operated, or the increased costs associated with compliance with such regulations could lower our profitability. From time to time, various proposals are introduced in the legislatures of the jurisdictions in which we have operations that, if enacted, could adversely affect the tax, regulatory, operational or other aspects of the gaming industry and our company. Legislation of this type may be enacted in the future.

Our members, managers, directors, officers and key employees must also be approved by certain state regulatory authorities. If state regulatory authorities were to find a person occupying any such position unsuitable, we would be required to sever our relationship with that person. We may thereby lose key personnel which would have a negative effect on our operations. Certain public and private issuances of securities and certain other transactions by us also require the approval of certain state regulatory authorities. Further, our gaming regulators can require us to disassociate ourselves from suppliers or business partners found unsuitable by the regulators. For a summary of some of the significant gaming regulations that affect our business, see ‘‘Regulation and Licensing.” The regulatory environment in any particular jurisdiction may change in the future and any such change could have a material adverse effect on our results of operations. In addition, we are subject to various gaming taxes, which are subject to increase at any time.

Our business is subject to various federal, state and local laws and regulations in addition to gaming regulations. These laws and regulations include, but are not limited to, restrictions and conditions concerning alcoholic beverages, environmental matters, employees, currency transactions, taxation, zoning and building codes, and marketing and advertising. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could adversely affect our operations.

If we lose one or more licenses used in our business or our operations or are otherwise restrained by law or regulation, we may be unable to continue our operations as they are conducted today, or may be forced to cease operations.

Any violation of applicable Anti-Money Laundering laws or regulations or the Foreign Corrupt Practices Act could adversely affect our business, performance, prospects, value, financial condition, and results of operations.

We handle significant amounts of cash in our operations and are subject to various reporting and anti-money laundering laws and regulations. Recently, U.S. governmental authorities have evidenced an increased focus on compliance with anti-money laundering laws and regulations in the gaming industry. Any violation of anti-money laundering laws or regulations could adversely affect our business, results of operations and financial condition. We have implemented internal control policies, employee training and compliance programs designed to deter prohibited practices and have not been subject to any investigation or notified of any violation.

Internal control policies and procedures and employee training and compliance programs that we have implemented to deter prohibited practices may not be effective in prohibiting our employees, contractors or agents from violating or circumventing our policies and the law. If we or our employees or agents fail to comply with applicable laws or Company policies governing our operations, we may face investigations, prosecutions and other legal proceedings and actions which could result in civil penalties, administrative remedies and criminal sanctions. Any such government investigations, prosecutions or other legal proceedings or actions could adversely affect our business, results of operations and financial condition.

Increasing prices or shortages of energy and water may increase our cost of operations or force us to temporarily or permanently cease operations.

Our properties use significant amounts of water, electricity, natural gas and other forms of energy. Our properties are located in a desert where water is scarce and the hot temperatures require heavy use of air conditioning. While we have not experienced any shortages of energy or water in the past, we cannot guarantee you that we will not in the future. Other states have suffered from electricity shortages. For example, California and Texas have experienced rolling blackouts due to excessive air conditioner use because of unexpectedly high temperatures in the past. We expect that potable water will become an increasingly scarce commodity in the areas in which we operate at an increasing price.

Further, the increasing cost of energy and water will increase our costs of operations, thereby likely lowering our net cash flows. In addition, energy price increases in the regions that provide a significant source of customers for our properties could result in a decline of disposable income of potential customers and a corresponding decrease in visitation and spending at our properties, which could negatively impact revenues.

Work stoppages, labor problems and unexpected shutdowns may limit our operational flexibility and negatively impact our future profits.

Approximately 1,700 of our 4,300 employees are covered by collective bargaining agreements. Any work stoppage at one or more of our casino properties could require us to expend significant funds to hire replacement workers, and qualified replacement labor may not be available at reasonable costs, if at all. Strikes and work stoppages could also result in adverse media attention or otherwise discourage customers from visiting our casino properties. As a result, a strike or other work stoppage at one of our casino properties could have an adverse effect on the business of our casino properties and our financial condition and results of operations.

At the Stratosphere, our collective bargaining agreement with the Professional, Clerical and Miscellaneous Employees, Teamsters Local Union 986 (995 merged with 986 in 2014) expires on March 31, 2018. The collective bargaining agreement at the Stratosphere with the Culinary Workers Union, Local 226 and Bartenders Union, Local 165 expires on May 31, 2018. The contract with the International Union of Operating Engineers, Local 501, AFL-CIO expires on March 31, 2018. On October 28, 2015, our Slot Technicians voted to join the International Union of Operating Engineers. Negotiations to cover Slot Technicians under the International Union of Operating Engineers contract continue.

At the Aquarius, the collective bargaining agreement with the International Union of Operating Engineers, Local 501, AFL-CIO expired on March 31, 2016, negotiations for a new agreement continue. The agreement at the Aquarius with the International Alliance of Theatrical Stage Employees, Moving Picture Technicians, Artist and Allied Crafts of the United States, Its Territories and Canada, Local 720, Las Vegas, Nevada expires on November 30, 2017. The collective bargaining agreement at the Aquarius with the United Steelworkers of America expires on April 1, 2018. We have not been notified in writing. The agreement with the Security, Police, and Fire Professional of America expired on February 28, 2017, negotiations continue.

We do not expect any work stoppages or slowdowns. Any unexpected shutdown of one of our casino properties could have an adverse effect on the business of our casino properties and our results of operations. There can be no assurance that we will be adequately prepared for unexpected events, including political or regulatory actions, which may lead to a temporary or permanent shutdown of any of our casino properties.

From time to time, we are a defendant in a variety of litigation and other adversarial proceedings, which are costly to defend, divert management’s attention from our operations and may cause us to pay damages if we are unsuccessful in defending against the actions or unable to cover damages with insurance proceeds.

We are involved, from time to time, in a variety of litigation arising out of our business. We carry insurance to cover most business risks, but there can be no assurance that the insurance coverage we have will cover all claims that may be asserted against us. Should any ultimate judgments or settlements not be covered by insurance or exceed our insurance coverage, such uncovered losses could increase our costs and thereby lower our profitability. There can also be no assurance that we will be able to obtain appropriate and sufficient types or levels of insurance in the future or that those adequate replacement policies will be available on acceptable terms, if at all.

We are subject to a wide variety of environmental laws and potential exposure to environmental liabilities.

We are subject to various federal, state and local laws, ordinances and regulations that govern activities or operations that may have adverse environmental effects, such as discharges to air and water or may impose liability for the costs of cleaning up and certain damages resulting from sites of spills, disposals or other releases of hazardous or toxic substances or wastes. These laws and regulations are complex, and subject to change, and violations can lead to significant fines and penalties. Under certain of these laws and regulations, a current or previous owner or operator of property may be liable for the costs of remediating contamination on its property, without regard to whether the owner or operator knew of, or caused, the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time that they occurred. We endeavor to maintain compliance with environmental laws, but from time to time, current or historical operations on or adjacent to, our property may have resulted or may result in noncompliance with environmental laws or liability for cleanup pursuant to environmental laws. In that regard, we may incur costs for cleaning up contamination relating to historical uses of certain of our properties.

We may incur property and other losses that are not adequately covered by insurance, which may harm our results of operations.

Although we maintain insurance that our management believes is customary and appropriate for our business, we cannot assure you that insurance will be available or adequate to cover all loss and damage to which our business or our assets might be subjected. The lack of adequate insurance for certain types or levels of risk could expose us to significant losses in the event that a catastrophe occurred for which we are underinsured. Any losses we incur that are not adequately covered by insurance may decrease our future operating income, require us to find replacements or repairs for destroyed property and reduce the funds available for payments of our obligations, including the notes.

Claims that we infringe upon third parties’ intellectual property rights could be costly to defend or settle, and thus could reduce our income or increase our net loss.

We may from time to time encounter disputes over rights and obligations concerning intellectual property. Third parties may bring claims of infringement against us. Such claims may be with or without merit. Any litigation to defend against claims of infringement or invalidity could result in substantial costs and diversion of resources. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from operating our websites. Our business, operating results and financial condition could be harmed should we face challenges to our intellectual property.

Our revenues may be negatively impacted by volatility in our hold percentage.

Casino revenue is recorded as the difference between gaming wins and losses or net win from gaming activities. Net win is impacted by variations in the hold percentage (the ratio of net win to total amount wagered), or actual outcome, on our slot machines, table games, race and sports betting, and all other games we provide to our customers. We use the hold percentage as an indicator of a game’s performance against its expected outcome. Although each game generally performs within a defined statistical range of outcomes, actual outcomes may vary for any given period. The hold percentage and actual outcome on our games can be impacted by the level of a customer’s skill in a given game, errors made by our employees, the number of games played, faults within the computer programs that operate our slot machines and the random nature of slot machine payouts. If our games perform below their expected range of outcomes, our cash flow may suffer.

We face the risk of fraud or cheating.

Gaming customers may attempt or commit fraud or otherwise cheat in order to increase their winnings. Acts of fraud or cheating could involve the use of counterfeit chips or other tactics and could include collusion with our employees. Internal acts of cheating could also be conducted by employees through collusion with dealers, surveillance staff, floor managers or other casino or gaming area staff. Failure to discover such acts or schemes in a timely manner could result in losses in our gaming operations. In addition, negative publicity related to such schemes could have an adverse effect on our reputation, thereby adversely affecting our business, financial condition, plan of operations and cash flows.

The loss of management and other key personnel could significantly harm our business, and the quality of individuals hired for positions in the hotel and gaming operations will be critical to the success of our business.

Our ability to maintain our competitive position depends to a large degree on the efforts and skills of our senior management team. It may also be difficult to attract, retain and train qualified employees due to the competition for employees with other gaming companies and their facilities in Nevada. We may not be successful in retaining our current personnel or in hiring or retaining qualified personnel in the future. If we lose the services of any members of our management team, or fail to attract or retain qualified management and personnel at all levels, our business may be significantly disrupted and impaired.

A smoking ban in the jurisdictions in which we operate could have a negative impact on our business and operations.

From time to time, individual jurisdictions have considered legislation or referendums, such as bans on smoking in casinos and other entertainment and dining facilities. Such bans have been implemented in jurisdictions in which gaming facilities are located (such as in California and Atlantic City) and such bans have had a negative impact on business and operations. If such bans were implemented in the markets in which we operate, such a ban could adversely impact our business and operations.

We will regularly pursue new gaming acquisition and management opportunities and may not be able to recover our investment or successfully expand to additional locations.

We will regularly evaluate and pursue new gaming acquisition and management opportunities in existing and emerging jurisdictions. These opportunities may take the form of joint ventures.

To the extent that we decide to pursue any new gaming acquisition or management opportunities, our ability to benefit from such investments will depend upon a number of factors including:

•	our ability to identify and acquire attractive acquisition opportunities and management sites;

•	our ability to secure required federal, state and local licenses, permits and approvals, which in some jurisdictions are limited in number;

•	certain political factors, such as local support or opposition to development of new gaming facilities or legalizing casino gaming in designated areas;

•	the availability of adequate financing on acceptable terms (including waivers of restrictions in existing credit arrangements); and

•	our ability to identify and develop satisfactory relationships with joint venture partners.

Most of these factors are beyond our control. Therefore, we cannot be sure that we will be able to recover our investment in any new gaming management opportunities or acquired facilities, or successfully expand to additional locations.

We are controlled by officers of Goldman Sachs and the general partners of Whitehall, and the interests of Goldman Sachs, Whitehall and their affiliates may not be aligned with ours.

All of the Class A voting membership interests of ACEP are held by Voteco, the members of which are comprised of current managing directors of Goldman Sachs. As such, the members of Voteco have the power to control our affairs and policies and to control the election of our board of directors, the appointment of management, the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions.

Goldman Sachs, Whitehall and their affiliates are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us, as well as businesses that represent major customers of our businesses. Goldman Sachs, Whitehall and their affiliates may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Goldman Sachs has agreed with the Nevada gaming authorities not to take any action to influence the members of Voteco in the exercise of their management or voting rights in respect of our gaming operations, and that the exercise of any such rights shall be made by the members of Voteco independently and without consultation with Goldman Sachs. However, since the members of Voteco are also officers of Goldman Sachs and the general partners of Whitehall, it should be expected that the members of Voteco will act in what they independently perceive to be the best interests of Goldman Sachs, Whitehall and their affiliates and that the interests of Goldman Sachs, Whitehall and their affiliates will dictate or strongly influence their decision making.

LEGAL PROCEEDINGS

We are, from time to time, parties to various legal proceedings arising out of our businesses. We believe, however, that there are no proceedings pending or threatened against us, which, if determined adversely, would have a material, adverse effect upon our business, financial condition, results of operations, or liquidity.

SELECTED FINANCIAL DATA

The following table summarizes certain of our selected historical consolidated financial data (see Note 1 “Notes To Consolidated Financial Statements”), which you should read in conjunction with the consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this annual report.

The selected historical consolidated financial data as of December 31, 2016, 2015, 2014, 2013 and 2012, and the years ended December 31, 2016, 2015, 2014, 2013 and 2012; each has been derived from our audited consolidated financial statements at those dates and for those periods.

	Years ended December 31,
	2016	2015	2014	2013	2012
	(in thousands)
Income Statement Data:
Revenues:
Casino	$212,150	$205,033	$199,279	$198,945	$200,676
Hotel	91,089	83,070	71,897	64,040	64,099
Food and beverage	82,607	78,606	73,548	68,327	66,906
Tower, retail, entertainment and other	34,253	34,378	33,464	32,287	33,161

Gross revenues	420,099	401,087	378,188	363,599	364,842
Less promotional allowances	29,038	28,020	27,057	26,164	25,113

Net revenues	391,061	373,067	351,131	337,435	339,729

Costs and expenses:
Casino	66,693	64,386	64,141	64,067	65,085
Hotel	38,374	37,152	34,823	32,484	34,072
Food and beverage	60,653	58,129	55,490	52,572	51,645
Other operating expenses	10,110	10,833	11,526	11,275	11,496
Selling, general and administrative	125,366	123,993	122,569	114,807	115,039
Depreciation and amortization	27,205	29,086	29,257	31,678	33,311
Pre-opening costs	—	—	—	119	72
(Gain) loss on disposal of assets	(89)	1,974	(26)	(61)	(70)
Management fee - related party	—	—	—	500	1,000

Total costs and expenses	328,312	325,553	317,780	307,441	311,650

Income from operations	62,749	47,514	33,351	29,994	28,079

Other expenses:
Loss on debt redemption	(1,945)	(14,679)	—	(7,866)	(1,112)
Interest expense	(13,507)	(19,862)	(25,773)	(34,605)	(42,765)
Interest expense - related party	(23)	(911)	(598)	(2,658)	—

Total other expense, net	(15,475)	(35,452)	(26,371)	(45,129)	(43,877)

Net income (loss) (1)	$47,274	$12,062	$6,980	$(15,135)	$(15,798)

OTHER FINANCIAL DATA:
Capital expenditures	$25,395	$20,853	$14,461	$13,913	$17,406

(1)	ACEP is a disregarded entity for federal and state tax purposes and all the tax on its income is borne by its members. ACEP does not record a provision for taxes on its consolidated statements of operations.

Consolidated Balance Sheet ($ in thousands)

	As of December 31,
	2016	2015	2014	2013	2012
Cash	$60,920	$71,763	$76,953	$55,151	$63,169
Total Assets	1,146,407	1,159,626	1,174,983	1,167,152	1,192,307
Total Debt (1)	220,561	285,302	318,446	321,725	329,592
Total Liabilities	259,515	321,128	349,760	352,931	362,951
Total Members’ Equity	$886,892	$838,498	$825,223	$814,221	$829,356

(1)	Total debt, including current portion, consists of the current and long-term portions of capital lease obligations and notes payable less unamortized discount and debt issuance costs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

With the exception of historical facts, the matters discussed in this annual report are forward looking statements. Forward-looking statements may relate to, among other things, future actions, future performance generally, business development activities, future capital expenditures, strategies, the outcome of contingencies such as legal proceedings, future financial results, financing sources and availability and the effects of regulation and competition. Also, please see Risk Factors in this annual report. When we use the words “believe,” “intend,” “expect,” “may,” “will,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements.

These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, but are not limited to: the size of our indebtedness, our indebtedness’ effect on our business, the adverse effect of government regulation and other matters affecting the gaming industry, increased operating costs of our properties, increased competition in the gaming industry, adverse effects of economic downturns and terrorism, our failure to make necessary capital expenditures, increased costs associated with our growth strategy, the loss of key personnel, risks associated with geographical market concentration, our failure to satisfy our working capital needs from operations or our indebtedness, our inability to raise additional money, our dependence on water, energy and technology services, adverse effects of increasing energy costs, and the availability of and costs associated with potential sources of financing.

We warn you that forward-looking statements are only predictions. Actual events or results may differ as a result of risks that we face. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update them.

The following discussion contains management’s discussion and analysis of financial condition and results of operations. Management’s discussion and analysis should be read in conjunction with, and is qualified in its entirety by reference to, our audited financial statements and related notes.

Overview

We own and operate four gaming and entertainment properties in Clark County, Nevada. The four properties are:

•	the Stratosphere Casino Hotel & Tower, which is located on the Las Vegas Strip and caters to visitors to Las Vegas;

•	two off-Strip casinos, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder, which cater primarily to residents of Las Vegas and the surrounding communities; and

•	the Aquarius Casino Resort in Laughlin, Nevada, which caters to visitors to and residents of Laughlin and Northwest Arizona.

We believe that the Stratosphere is one of the most recognizable landmarks in Las Vegas, our two Arizona Charlie’s properties are well-known casinos in their respective marketplaces and the Aquarius is the largest hotel by number of rooms in Laughlin.

We currently offer gaming, hotel, dining, entertainment, retail and other amenities at our properties. We use certain key measurements to evaluate operating revenues. Casino revenue measurements include “table games drop” and “slot coin in”, which are measures of the total amounts wagered by customers. Win or hold percentage represents the percentage of table games drop or slot coin in that is won by the casino and recorded as casino revenues. Hotel revenue measurements include hotel occupancy rate, which is the average percentage of available hotel rooms occupied during a period, and average daily room rate or ADR, which is total hotel revenue divided by occupied rooms. Food and beverage revenue measurements include number of covers, which is the number of guests served, and the average check amount per guest.

Our operating results greatly depend on the volume of customers at our properties, which in turn affects our gaming revenues and the price we can charge for our non-gaming amenities. A substantial portion of our revenue is generated from our gaming operations; especially slot play (including video poker). Approximately 50.5% of our gross revenue in 2016 was generated from our gaming operations. Hotel and food and beverage sales generated similar percentages of our gross revenue during fiscal year 2016, with hotel sales representing 21.7% and food and beverage sales representing 19.7%. The majority of our revenue is cash-based through customers wagering with cash or paying for non-gaming amenities with cash or credit card.

Our expenses also depend on the volume of customers at our properties. The volume of customers that visit our properties directly affects our labor expenses, which represented approximately 52.1% of our expenses during fiscal year 2016, and the amount we spend on marketing, which represented approximately 3.4% of our expenses during fiscal year 2016. However, we incur a significant amount of costs that do not vary directly with changes in the volume of customers. As a result, it is difficult to reduce costs to match reductions in demand, which can result in reduced operating margins. Because our business is capital intensive, we rely heavily on the ability of our properties to generate operating cash flow to repay debt financing, fund maintenance and capital expenditures and provide excess cash for future development.

The Las Vegas and Laughlin Markets

All of our properties are located in the Las Vegas and Laughlin, Nevada markets. Accordingly, our results of operations are driven by economic conditions in these markets.

Las Vegas is one of the largest entertainment markets in the country. We believe that Las Vegas hotel occupancy rates are among the highest of any major market in the United States. We believe that the Las Vegas gaming market has two distinct sub- segments: the tourist market, which tends to be concentrated on the Las Vegas Strip and Downtown Las Vegas, and the local market, which includes the surrounding Las Vegas area.

According to the Las Vegas Convention and Visitors Authority, or LVCVA, the number of visitors traveling to Las Vegas has increased over the last ten years from 37.3 million visitors in 2010 to 42.9 million visitors in 2016. The number of hotel and motel rooms in Las Vegas has increased from 148,935 at the end of 2010 to 149,339 at the end of 2016, giving Las Vegas the most hotel and motel rooms of any metropolitan area in the world. Hotel occupancy increased 1.4 percentage points to 89.1% for 2016 compared to 87.7% in 2015, which is below the peak of 94.0% in 2007. According to the LVCVA, visitor volume increased by 1.5% in 2016 compared to 2015. The Las Vegas hotel ADR increased by 4.4% in 2016 compared to 2015.

Las Vegas Strip gaming revenues have grown as Las Vegas visitation and hotel occupancy have increased. Between 2010 and 2016, gaming revenues on the Las Vegas Strip experienced a compound annual increase of 1.7%. Gaming revenues for 2016 totaled approximately $6.4 billion, a 0.4% increase from 2015.

According to the LVCVA, Las Vegas has been the United States’ top-ranked destination for trade shows for the last ten years. The number of trade show and convention attendees in Las Vegas from approximately 4.5 million in 2010 to 6.3 million in 2016. Convention attendance increased 7.1% during 2016 compared to 2015.

We believe that the growth in the Las Vegas tourist market has been enhanced by a dedicated program of the LVCVA and major Las Vegas hotels to promote Las Vegas as an exciting vacation destination and convention site, the increased capacity of McCarran International Airport and the introduction of large, themed destination resorts in Las Vegas.

Nevada has enjoyed population growth that includes an increasing number of retirees and other active gaming customers. A majority of Nevada’s growth has occurred in Las Vegas, which is located in Clark County. The population of Clark County has grown from 2.0 million people in 2010 to approximately 2.1 million people in 2016, a compound annual growth rate of 1.6%. In comparison, the United States population increased at a compound annual growth rate of 0.8% during this period. From 2010 to 2016, it is estimated that Las Vegas experienced a 0.8% increase in population.

The Laughlin area economy is primarily dependent on the gaming and tourism industry. Visitor volume and occupancy rates have declined on an annual basis over the past several years while the number of hotel rooms has remained fairly constant. Starting in March, 2014 the new Laughlin Events Center has hosted several headline concerts that have created successful events in the market. According to the LVCVA, visitation increased 1.2% in 2016 compared to 2015. Laughlin gaming revenues increased 1.0% in 2016 compared to 2015 versus a 1.7% increase in 2015 compared to 2014.

Outstanding Debt

On July 7, 2015, ACEP, or the Company, and certain of its subsidiaries, or the Guarantors, entered into the 2015 Credit Agreement. Pursuant to the terms of the 2015 Credit Agreement, the Lenders provided the Company with senior secured loan facilities in an aggregate principal amount of $310 million, consisting of $295 million of senior secured term loans, or the 2015 Term Loans, and a $15 million revolving credit facility, or the New Revolving Facility. The proceeds from the 2015 Term Loans were used to redeem the First Lien Term Loans and Second Lien Term Loans.

The 2015 Term Loans bear interest either at a base rate plus 2.75% per annum or at the reserve-adjusted eurodollar rate plus 3.75% per annum. In the case of eurodollar rate loans, interest is computed on the basis of a 360-day year and the actual number of days between interest periods, with interest payable on the last day of each interest period of one month, two months, or three months, or, in the case of interest periods longer than three months, every three months. The 2015 Term Loans are subject to scheduled principal payments on the last day of each calendar quarter in an amount equal to 0.25% of the original principal balance.

On October 31, 2016 we entered into an amendment of the Credit Agreement. The amendment reduced the interest rate on the 2015 Term Loans by 50 basis points per annum. The 2015 Term Loans will now bear interest at either a base rate plus 2.25% per annum or at the reserve-adjusted eurodollar rate plus 3.25% per annum.

Results of Operations

The following table sets forth the results of our operations for the periods indicated.

	Year ended December 31,
	2016	2015	2014
	(in millions)
Income Statement Data:
Revenues:
Casino	$212.2	$205.0	$199.3
Hotel	91.1	83.1	71.9
Food and beverage	82.6	78.6	73.5
Tower, retail and other	34.3	34.4	33.5

Gross revenues	420.2	401.1	378.2
Less promotional allowances	29.0	28.0	27.1

Net revenues	391.2	373.1	351.1

Costs and expenses:
Casino	66.7	64.4	64.1
Hotel	38.4	37.2	34.8
Food and beverage	60.7	58.1	55.5
Other operating expenses	10.1	10.8	11.5
Selling, general and administrative	125.3	126.0	122.6
Depreciation and amortization	27.2	29.1	29.3

Total costs and expenses	328.4	325.6	317.8

Income from operations	$62.8	$47.5	$33.3

EBITDA Reconciliation:
Net income	$47.3	$12.1	$7.0

Interest expense	13.5	20.8	26.3
Depreciation and amortization	27.2	29.1	29.3

EBITDA	$88.0	$62.0	$62.6

We believe that our presentation of EBITDA is an important supplemental measure of our operating performance to investors. EBITDA is a commonly used measure of performance in our industry which we believe, when considered with measures calculated in accordance with United States Generally Accepted Accounting Principles (GAAP), gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors. We believe this measure will be used by investors in their assessment of our operating performance and the valuation of our Company.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Total gaming revenue in Clark County increased 1.0% in 2016 compared to 2015. After deducting Baccarat, a game preferred by mostly wealthy international visitors, Clark County gaming revenue increased approximately 2.0% in 2016 compared to 2015. According to the Las Vegas Convention and Visitors Authority, or LVCVA, the number of visitors to Las Vegas increased 1.5% to 42.9 million visitors in 2016 compared to 2015. Employment in Las Vegas is increasing and the unemployment rate is decreasing. Las Vegas housing prices have increased and as a percentage of overall housing sales, short sales and bank owned property sales continue to decline. The number of visitors to Laughlin increased 1.2% in 2016, an increase of approximately 22,388 visitors. Gaming revenue increased 1.0% in 2016, and occupancy increased 1.4 percentage point. Operators in all of our markets continue to use aggressive promotions and discounted prices to attract customers and increase occupancies at their properties.

Our consolidated gross revenues increased 4.8% to $420.2 million for the year ended December 31, 2016 from $401.1 million for the year ended December 31, 2015. Consolidated income from operations and EBITDA increased 32.2% and increased 41.9% to $62.8 million and $88.0 million for the year ended December 31, 2016 compared to $47.5 million and $62.0 million for the year ended December 31, 2015. The increases in our gross revenues and income from operations are due primarily to increases in casino, hotel, and food and beverage revenues.

Certain items had a negative impact on income from operations and EBITDA for the years ended December 31, 2016 and December 31, 2015. For the year ended December 31, 2016, labor cost included approximately $1.1 million in non-cash share-based compensation expense compared to $1.2 million for the year ended December 31, 2015. EBITDA for the year ended December 31, 2016 was negatively impacted by non-cash losses on debt redemption of approximately $1.9 million related to our voluntary $35.0 million principal payment on the 2015 Term Loans on March 31, 2016 and another voluntary $30.0 million principal payment on the 2015 Term Loans on October 24, 2016. EBITDA for the year ended December 31, 2015 was negatively impacted by losses on debt redemption of approximately $14.7 million related to our $30.0 million principal payment on the First Lien Term Loans on March 31, 2015 and the redemption of the First Lien Term Loans and Second Lien Term Loans on July 7, 2015, of which approximately $8.9 million was non-cash. For the year ended December 31, 2015 the Company recognized a loss on asset disposal of approximately $2.0 million. The loss on asset disposal for the year ended December 31, 2015 was due a $2.1 million write off of pool improvements, due to demolition for pool renovations, at the Stratosphere.

Casino

Casino revenues consist of revenues from slot machines, table games, poker, race and sports book, bingo and keno. Casino revenues increased 3.5% to $212.2 million for the year ended December 31, 2016, compared to $205.0 million for the year ended December 31, 2015. Slot revenues increased 4.4% and table revenues decreased 0.4% for the year ended December 31, 2016, compared to the year ended December 31, 2015. For the year ended December 31, 2016, our slot hold increased 0.1 percentage point and coin-in increased 2.0% while table drop increased 0.9% and hold decreased by 0.3 percentage points compared to the year ended December 31, 2015. For the year ended December 31, 2016, slot machine revenues were 86.0% of casino revenues and table game revenues were 11.2% of casino revenues, compared to 85.3% and 11.6% of casino revenues, respectively, for the year ended December 31, 2015. Other casino revenues, consisting of race and sports book, poker, bingo and keno, decreased 6.2% for the year ended December 31, 2016 compared to the year ended December 31, 2015. Race and sports book revenues decreased 9.1% for the year ended December 31, 2016 compared to the year ended December 31, 2015 due to a 1.1 percentage point decrease in hold and a 0.2% decrease in handle. Bingo revenues decreased 2.0% for the year ended December 31, 2016 compared to the year ended December 31, 2015 due primarily to a 0.1 percentage point decrease in hold and a 6.5% decrease in patrons. Keno and poker revenues decreased 7.2% and 13.2% respectively for the year ended December 31, 2016 compared to the year ended December 31, 2015. Casino operating expenses increased 3.6% to $66.7 million, or 31.4% of casino revenues, for the year ended December 31, 2016, compared to $64.4 million, or 31.4% for the year ended December 31, 2015. The increase in expenses was due to increased slot participation expenses, revenue taxes, and labor costs. Our casino operating margin was 68.6% for both the years ended December 31, 2016, and December 31, 2015.

Hotel

Hotel revenues increased 9.6% to $91.1 million for the year ended December 31, 2016 from $83.1 million for the year ended December 31, 2015. Occupancy and average daily room rates increased for all properties. Overall occupancy increased to 73.8% for the year ended December 31, 2016 compared to 72.6% for the year ended December 31, 2015. Our overall ADR increased 7.7% for the year ended December 31, 2016 compared to the year ended December 31, 2015. Our hotel expenses increased 3.2% to $38.4 million for the year ended December 31, 2016, compared to $37.2 million for the Year ended December 31, 2015. The increase in hotel expenses was due primarily to increased labor costs and commissions and broker fees. Our hotel operating margin increased to 57.8% for the year ended December 31, 2016 as compared to 55.2% for the year ended December 31, 2015.

Food and Beverage

Food and beverage revenues increased 5.1% to $82.6 million for the year ended December 31, 2016 compared to $78.6 million for the year ended December 31, 2015. Revenues increased for the Stratosphere and Aquarius and declined at both Arizona Charlies properties. Overall, average revenue per cover for the year ended December 31, 2016 increased 4.8% compared to the year ended December 31, 2015, while food covers and beverage covers increased 0.2% and increased 0.9%, respectively. Our food and beverage expenses increased 4.5% to $60.7 million for the year ended December 31, 2016 compared to $58.1 million for the year ended December 31, 2015 due primarily to increased food and beverage cost of goods and labor costs. Our food and beverage operating margin increased to 26.5% for the year ended December 31, 2016 as compared to 26.1% for the year ended December 31, 2015.

Tower, Retail, Entertainment and Other

Tower, retail and other revenues decreased 0.3% to $34.3 million for the year ended December 31, 2016 from $34.4 million for the year ended December 31, 2015. Tower revenues decreased 5.1% for the year ended December 31, 2016, compared to the year ended December 31, 2015. Tower guests declined 2.2% and SkyJump guests fell 0.6% for year ended December 31, 2016 compared to the year ended December 31, 2015. Entertainment revenue increased 1.7% for the year ended December 31, 2016, compared to the year ended December 31, 2015. The increase in entertainment revenue was due primarily to higher revenue for the MJ Live show at the Stratosphere. Retail revenue increased 7.6% for the year ended December 31, 2016, compared to the year ended December 31, 2015. Other operating income increased 6.2% for the year ended December 31, 2016, compared to the year ended December 31, 2015. Higher rental income and ATM commissions were partially offset by decreased project development revenues. Other operating expenses decreased 6.5% to $10.1 million for the year ended December 31, 2016, compared to $10.8 million for the year ended December 31, 2015. This decrease was primarily due to lower entertainer fees and labor costs.

Promotional Allowances

Promotional allowances are comprised of the retail value of goods and services provided to casino customers under various marketing programs. As a percentage of casino revenues, promotional allowances was 13.7% for both the years ended December 31, 2016 and December 31, 2015.

Selling, General and Administrative

Selling, general and administrative expenses are primarily comprised of payroll, marketing, advertising, utilities and other administrative expenses. These expenses decreased 0.6% to $125.3 million, or 29.8% of gross revenues, for the year ended December 31, 2016, compared to $126.0 million, or 31.4% of gross revenues, for the year ended December 31, 2015. We recognized a gain on asset disposal of approximately $90,000 for the year ended December 31, 2016, compared to a $2.0 million loss on asset disposal for the year ended December 31, 2015. The loss on asset disposal for the year ended December 31, 2015 was due a $2.1 million write off of pool improvements at the Stratosphere. The decrease in expenses was also due to a $1.6 million decrease in utilities expenses compared to the year ended December 31, 2015. These reduced expenses were partially offset by a $1.1 million increase in labor costs, a $568,000 increase in other taxes and licenses, a $530,000 increase in outside vendor services expenses, a $540,000 increase in legal fees, a $454,000 increase in advertising and related expenses, and a $204,000 increase in credit card fees. For the year ended December 31, 2016, labor cost included approximately $1.1 million in non-cash share-based compensation expense compared to $1.2 million for the year ended December 31, 2015.

Interest Expense

Interest expense decreased 35.1% to $13.5 million for the year ended December 31, 2016, compared to $20.8 million for the year ended December 31, 2015. The decrease was due primarily to a voluntary $35.0 million principal payment on the 2015 Term Loans on March 31, 2016, a voluntary $30.0 million principal payment on the 2015 Term Loans on October 24, 2016, and a repricing of the 2015 Term Loans effective October 31, 2016.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Las Vegas has shown positive economic signs. Total gaming revenue in Clark County increased 0.9% in 2015 compared to 2014. After deducting Baccarat, a game preferred by mostly wealthy international visitors, Clark County gaming revenue increased approximately 3.5% in 2015 compared to 2014. Although economic indicators are increasingly favorable in the United States and Clark County, accelerated growth has not occurred. According to the Las Vegas Convention and Visitors Authority, or LVCVA, the number of visitors to Las Vegas increased 2.9% to 42.3 million visitors in 2015 compared to 2014. Employment in Las Vegas is increasing and the unemployment rate is decreasing. Las Vegas housing prices have increased and as a percentage of overall housing sales, short sales and bank owned property sales continue to decline. The number of visitors to Laughlin decreased 5.1% in 2015, a decline of approximately 101,000 visitors. Gaming revenue increased 1.7% in 2015, and occupancy also increased. Operators in all of our markets continue to use aggressive promotions and discounted prices to attract customers and increase occupancies at their properties. Competition for customers is intense. All of these factors have impacted our results.

Our consolidated gross revenues increased 6.1% to $401.1 million for the year ended December 31, 2015 from $378.2 million for the year ended December 31, 2014. Consolidated income from operations and EBITDA increased 42.6% and decreased 1.0% to $47.5 million and $62.0 million for the year ended December 31, 2015 compared to $33.3 million and $62.6 million for the year ended December 31, 2014. The increases in our gross revenues and income from operations are due primarily to increases in hotel, casino and food and beverage revenues.

Certain items had a negative impact on income from operations and EBITDA for the years ended December 31, 2015 and December 31, 2014. For the year ended December 31, 2015 the Company recognized a loss on asset disposal of approximately $2.0 million compared to a gain of approximately $26,000 for the year ended December 31, 2014. The loss on asset disposal for the year ended December 31, 2015 was due a $2.1 million write off of pool improvements, due to demolition for pool renovations, at the Stratosphere. For the year ended December 31, 2015 labor cost included approximately $1.2 million in non-cash share-based compensation expense compared to $4.0 million for the year ended December 31, 2014. EBITDA for the year ended December 31, 2015 was negatively impacted by losses on debt redemption of approximately $14.7 million related to our $30.0 million principal payment on the First Lien Term Loans on March 31, 2015 and the redemption of the First Lien Term Loans and Second Lien Term Loans on July 7, 2015, of which approximately $8.9 million was non-cash.

Casino

Casino revenues consist of revenues from slot machines, table games, poker, race and sports book, bingo and keno. Casino revenues increased 2.9% to $205.0 million for the year ended December 31, 2015, compared to $199.3 million for the year ended December 31, 2014. Slot revenues increased 2.9% and table revenues increased 4.8% for the year ended December 31, 2015, compared to the year ended December 31, 2014. For the year ended December 31, 2015, our slot hold increased 0.1 percentage point and coin-in increased 0.5% while table drop increased 1.9% and hold increased by 0.6 percentage points compared to the year ended December 31, 2014. For the year ended December 31, 2015, slot machine revenues were 85.3% of casino revenues and table game revenues were 11.6% of casino revenues, compared to 85.2% and 11.4% of casino revenues, respectively, for the year ended December 31, 2014. Other casino revenues, consisting of race and sports book, poker, bingo and keno, decreased 4.5% for the year ended December 31, 2015 compared to the year ended December 31, 2014. Race and sports book revenues decreased 3.3% for the year ended December 31, 2015 compared to the year ended December 31, 2014 due to a 0.5 percentage point decrease in hold partially offset by a 0.6% increase in handle. Bingo revenues increased 1.8% for the year ended December 31, 2015 compared to the year ended December 31, 2014 due primarily to a 0.1 percentage point increase in hold. Keno and poker revenues decreased 5.5% and 15.5% respectively for the year ended December 31, 2015 compared to the year ended December 31, 2014. Casino operating expenses increased 0.5% to $64.4 million, or 31.4% of casino revenues, for the year ended December 31, 2015, compared to $64.1 million or 32.2% for the year ended December 31, 2014. The increase in expenses was due to increased revenue taxes. Our casino operating margin was 68.6% for the year ended December 31, 2015, compared to 67.8% for the year ended December 31, 2014.

Hotel

Hotel revenues increased 15.6% to $83.1 million for the year ended December 31, 2015 from $71.9 million for the year ended December 31, 2014. Occupancy was unchanged for the Aquarius and increased for all other properties and average daily room rates increased for all properties. Overall occupancy increased to 72.6% for the year ended December 31, 2015 compared to 68.5% for the year ended December 31, 2014. Our overall ADR increased 9.0% for the year ended December 31, 2015 compared to the year ended December 31, 2014. Our hotel expenses increased 6.9% to $37.2 million for the year ended December 31, 2015, compared to $34.8 million for the Year ended December 31, 2014. The increase in hotel expenses was due primarily to increased labor costs, commissions and broker fees and supplies expenses. Our hotel operating margin increased to 55.2% for the year ended December 31, 2015 as compared to 51.6% for the year ended December 31, 2014.

Food and Beverage

Food and beverage revenues increased 6.9% to $78.6 million for the year ended December 31, 2015 compared to $73.5 million for the year ended December 31, 2014. Revenues increased for all properties. Overall, average revenue per cover for the year ended December 31, 2015 increased 3.5% compared to the year ended December 31, 2014, while food covers and beverage covers increased 3.2% and decreased 1.8%, respectively. Our food and beverage expenses increased 4.7% to $58.1 million for the year ended December 31, 2015 compared to $55.5 million for the year ended December 31, 2014 due primarily to increased food and beverage cost of goods and labor costs. Our food and beverage operating margin increased to 26.1% for the year ended December 31, 2015 as compared to 24.5% for the year ended December 31, 2014.

Tower, Retail, Entertainment and Other

Tower, retail and other revenues increased 2.7% to $34.4 million for the year ended December 31, 2015 from $33.5 million for the year ended December 31, 2014. Tower revenues decreased 3.4% for the year ended December 31, 2015, compared to the year ended December 31, 2014. Tower guests declined 2.0% and SkyJump guests fell 13.3% for year ended December 31, 2015 compared to the year ended December 31, 2014. SkyJump was impacted by increased competition from newly launched attractions in the Las Vegas market. Entertainment revenue increased 16.2% for the year ended December 31, 2015, compared to the year ended December 31, 2014. The increase in entertainment revenue was due primarily to higher average ticket prices for the PINUP show at the Stratosphere. Retail revenue increased 13.9% for the year ended December 31, 2015, compared to the year ended December 31, 2014. Other operating income increased 12.0% for the year ended December 31, 2015, compared to the year ended December 31, 2014. The increase was primarily due to higher ATM commissions and project development revenues. Other operating expenses decreased 6.1% to $10.8 million for the year ended December 31, 2015, compared to $11.5 million for the year ended December 31, 2014. This decrease was primarily due to lower entertainer fees and labor costs.

Promotional Allowances

Promotional allowances are comprised of the retail value of goods and services provided to casino customers under various marketing programs. As a percentage of casino revenues, promotional allowances increased to 13.7% for the year ended December 31, 2015 compared to 13.6% for the year ended December 31, 2014. The increase was due primarily to increased food promotions.

Selling, General and Administrative

Selling, general and administrative expenses are primarily comprised of payroll, marketing, advertising, utilities and other administrative expenses. These expenses increased 2.8% to $126.0 million, or 31.4% of gross revenues, for the year ended December 31, 2015, compared to $122.6 million, or 32.4% of gross revenues, for the year ended December 31, 2014. The increase in expenses was due primarily to a $2.0 million loss on asset disposal, a $984,000 increase in advertising and related expenses, a $505,000 increase in guest loss and damage expenses and a $362,000 increase in credit card fees partially offset by a $1.4 million decrease in labor costs. For the year ended December 31, 2015 the Company recognized a loss on asset disposal of approximately $2.0 million compared to a gain of approximately $26,000 for the year ended December 31, 2014. The loss for the year ended December 31, 2015 was due a $2.1 million write off of pool improvements at the Stratosphere. For the year ended December 31, 2015, labor cost included approximately $1.2 million in non-cash share-based compensation expense compared to $4.0 million for the year ended December 31, 2014.

Interest Expense

Interest expense decreased 20.9% to $20.8 million for the year ended December 31, 2015, compared to $26.3 million for the year ended December 31, 2014. The decrease was due primarily to the repricing of the First Lien Facilities effective February 24, 2014, a $30.0 million principal payment on the First Lien Term Loans on March 31, 2015 and the issuance of the 2015 Term Loans to prepay in full the Company’s existing debt under the 2013 Credit Agreements on July 7, 2015.

Liquidity and Capital Resources

The following liquidity and capital resources discussion contains certain forward-looking statements with respect to our business, financial condition, results of operations, dispositions, acquisitions, renovation projects and our subsidiaries, which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to, financial market risks, the ability to maintain existing management, competition within the gaming industry, the cyclical nature of the hotel business and gaming business, economic conditions, regulatory matters and litigation and other risks described herein. In addition, renovation projects entail significant risks, including shortages of materials or skilled labor, unforeseen regulatory problems, work stoppages, weather interference, floods, unanticipated cost increases, and disruption to business. The anticipated costs and construction periods are based on budgets, conceptual design documents and construction schedule estimates. There can be no assurance that the budgeted costs or construction period will be met. All forward-looking statements are based on our current expectations and projections about future events.

During the year ended December 31, 2016, our Net Cash Provided by Operating Activities was approximately $81.8 million, compared to $63.9 million for the year ended December 31, 2015. Cash flows used in investing activities were $24.7 million for the year ended December 31, 2016, and consisted primarily of $25.4 million of capital expenditures (including approximately $522,000 million in non-cash items), of which approximately $4.0 million was spent on slot machine replacements and conversions, $7.5 million for renovations to our hotel rooms, public areas and food and beverage venues, $6.6 million on pool renovations at the Stratosphere and Aquarius, $2.6 million on information technology and $4.7 million on our facilities and operations. During the year ended December 31, 2015, cash flows used in investing activities were $19.4 million and consisted primarily of $20.9 million of capital expenditures (including approximately $1.3 million in non-cash items), of which approximately $3.8 million was spent on slot machine replacements and conversions, $10.0 million for renovations to our hotel rooms, public areas and food and beverage venues, $1.9 million on information technology and $5.2 million on our facilities and operations. Cash flows used in financing activities were $68.0 million for the year ended December 31, 2016 compared to $49.7 million for the year ended December 31, 2015. In respect to the 2015 Term Loans, we made a voluntary principal payment of $35.0 million on March 31, 2016, and another voluntary principal payment of $30.0 million on October 24, 2016. On March 31, 2015, in respect of the First Lien Term Loans, we made an “excess cash flow” principal payment for the 2014 fiscal year of approximately $9.4 million and a voluntary principal payment of $20.6 million. On July 7, 2015, the proceeds from the issuance of the 2015 Term Loans of $293.5 million were used together with cash on hand to repay in full the Company’s existing debt under the 2013 Credit Agreements.

Our primary cash requirements for 2017 are expected to include (i) expenses associated with ongoing day-to-day operations, (ii) interest and principal payments on indebtedness, (iii) payments for design and development costs of future projects, and (iv) regular maintenance and other capital expenditures which will be evaluated throughout the year.

Our 2017 capital expenditure budget of approximately $30.0 million includes approximately $5.7 million for slot machine replacements and conversions and approximately $7.0 million on room renovations at Stratosphere and Arizona Charlies Boulder. In addition, we are evaluating additional improvements to our properties that we believe will enhance the overall guest experience.

On October 31, 2016 we entered into an amendment of the Credit Agreement. The amendment reduced the interest rate on the 2015 Term Loans by 50 basis points per annum. The 2015 Term Loans will now bear interest at either a base rate plus 2.25% per annum or at the reserve-adjusted eurodollar rate plus 3.25% per annum.

The 2015 Term Loans bear interest either at a base rate plus 2.25% per annum or at the reserve-adjusted eurodollar rate plus 3.25% per annum. In the case of eurodollar loans, interest is computed on the basis of a 360-day year and the actual number of days between interest periods with interest payable on the last day of each interest period of one month, two months, or three months, or, in the case of interest periods longer than three months, every three months. The 2015 Term Loans are subject to scheduled principal payments on the last day of each calendar quarter ending on and after December 31, 2015 in an amount equal to 0.25% of the original principal balance. The 2015 Term Loans are also subject to annual principal payments based on excess cash flow. For the fiscal year ending December 31, 2015, the Company will be required to make a principal payment equal to 50% of excess cash flow for the period of August 1, 2015 through December 31, 2015, and for all fiscal years ending on and after December 31, 2016 through the maturity date of the 2015 Term Loans, the percentage of excess cash flow required to be prepaid will vary based on the ratio of total indebtedness (net of unrestricted cash) to trailing four quarter adjusted EBITDA. In addition, we are entitled to at any time make voluntary principal prepayments to the 2015 Term Loans in amounts of $1 million or greater.

During 2017, we will not be required to make an “excess cash flow” principal payment as defined in the Credit and Guaranty agreement for the 2015 Term Loans.

At December 31, 2016, we had unrestricted cash and cash equivalents of $60.9 million. We believe our cash flow from operations and our cash balances will be sufficient to fund our operations, interest payments and capital expenditures for the next 12 months. However, our ability to fund our operations, make payments on our debt and fund planned capital expenditures will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control as well as the factors described in the section entitled Risk Factors in Item 1A. As a result, we expect our primary source of cash to come from the operation of our properties.

We believe that our cash flows from operations, restricted cash, and existing cash balances will be adequate to satisfy our anticipated uses of capital during the next twelve months. However, our forecasts of operations and estimates of our reasonably anticipated liquidity needs may change and further deterioration in the Las Vegas, Laughlin and U.S. economies, or other unforeseen events could occur, resulting in the need to raise additional funds from outside sources. Additional financing, if needed, may not be available to us, or if available, the financing may not be on terms favorable to us.

The table below sets forth our contractual obligations as of December 31, 2016.

		Payments due by Period
		Less than	1-3	4-5	More than
Contractual Obligations	Total	1 Year	Years	Years	5 Years
	(in thousands)
Debt[1]	$225,575	$2,950	$5,900	$5,900	$210,825
Interest on debt	51,917	9,710	19,038	18,499	4,670

Capital leases, including interest[2]	6,816	85	170	170	6,391
Operating leases	48	24	24	—	—
Other Contractual Obligations[3]	1,220	1,220	—	—	—

Total	$285,576	$13,989	$25,132	$24,569	$221,886

(1)	Does not reflect unamortized discount and deferred issuance costs of $6.0 million.
(2)	Contractual obligations for capital leases include amounts due under a 99-year lease for storage space located at the Arizona Charlie’s Decatur property. We are currently making monthly payments for the storage space of approximately $8,000 per month.
(3)	Consists of contracts for pool renovation projects and executive compensation.

Critical Accounting Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. As such, we are required to make estimates and assumptions about the effects of matters that are inherently uncertain. Those estimates and assumptions are derived and continually evaluated based on historical experiences, current facts and circumstances, and changes in the business environment. However, actual results may sometimes differ materially from estimates under different conditions. We have summarized our significant accounting policies in Note 1 to our consolidated financial statements. Of the accounting policies, we believe the following may involve a higher degree of judgment and complexity.

Revenue Recognition

Casino revenue is recorded as the net win from gaming activities (the difference between gaming wins and losses). Casino revenues are net of accruals for anticipated payouts of progressive and certain other slot machine jackpots. Contingent rental income is recognized when the right to receive such rental income is established according to the lease agreements. All other revenues are recognized as the services are provided. Gross revenues include the retail value of rooms, food and beverage and other items that are provided to customers on a complimentary basis. Such amounts are then deducted as promotional allowances. Promotional allowances also include incentives for goods and services earned in our slot club and other gaming programs.

The Company collects taxes from customers at the point of sale on transactions subject to sales and other taxes. Revenues are recorded net of any taxes collected.

We also reward customers, through the use of loyalty programs, with Free Play and points based on amounts wagered, that can be redeemed for a specified period of time for cash or non-cash awards. We deduct the cash incentive amounts from casino revenue.

Slot Club Liability

We offer a program, named ace|PLAY, whereby participants can accumulate points for casino wagering that can currently be redeemed for cash, free play, lodging, food and beverages, and merchandise. Participant points expire after thirteen months of no activity. A liability is recorded for the estimate of unredeemed points based upon redemption history at our casinos. Changes in the program, increases in membership and changes in the redemption patterns of the participants can impact this liability. Slot club liability is included in accrued expenses on the consolidated balance sheet.

Self-Insurance

We retain the obligation for certain losses related to customers’ claims of personal injuries incurred while on our properties, for the first $100,000 per claim. Effective February 20, 2014, we retain the obligation for losses related to Worker’s Compensation claims for the first $350,000 per incident. We accrue for outstanding reported claims, claims that have been incurred but not reported and projected claims based upon management’s estimates of the aggregate liability for uninsured claims using historical experience, and adjusting company’s estimates and the estimated trends in claim values. Although management believes it has the ability to adequately project and record estimated claim payments, it is possible that actual results could differ significantly from the recorded liabilities.

Intangible Assets and Long-Lived Assets

Our finite-lived intangible assets consist of a non-compete agreement and player loyalty plan, and our indefinite-lived intangible assets consist of trade names. Acquired assets are recorded at fair value on the date of acquisition. Finite-lived intangible assets are amortized over the estimated period to be benefited. Indefinite-lived intangible assets are not amortized, but are reviewed annually for impairment, during the fourth quarter or when a triggering event occurs.

We account for indefinite-lived intangible assets in accordance with applicable guidance. For indefinite-lived intangible assets, we perform an annual impairment test of these assets in the fourth quarter of each year and between annual dates in certain circumstances. For assets to be disposed of we recognize the asset at the lower of carrying value or fair market value, less costs of disposal, as estimated based on comparable asset sales, solicited offers, or a discounted cash flow model. For long-lived assets to be held and used, we review for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. We then compare the estimated undiscounted future cash flows of the asset to the carrying value of the asset. The asset is not impaired if the undiscounted future cash flows exceed its carrying value. If the carrying value exceeds the undiscounted future cash flows, then an impairment charge is recorded, typically measured using a discounted cash flow model, which is based on the estimated future results of the relevant reporting property discounted using our weighted-average cost of capital and market indicators of terminal year free cash flow multiples. If an asset is under development, future cash flows include remaining construction costs. All recognized impairment charges are recorded as operating expenses.

Management must make various assumptions and estimates in performing its impairment testing. For instance, management must first determine the usage of the asset. To the extent management decides that an asset will be sold or abandoned, it is more likely that impairment may be recognized. Assets must be tested at the lowest level for which identifiable cash flows exist, which means that some assets must be grouped, and management has some discretion in the grouping of assets. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from our estimates. If our ongoing estimates of future cash flows are not met, we may have to record additional impairment charges in future accounting periods. Our estimates of cash flows are based on the current regulatory, social and economic climates, recent operating information and budgets of the various properties where we conduct operations. These estimates could be negatively impacted by changes in federal, state or local regulations, economic downturns, or other events affecting various forms of travel and access to our properties.

Stock-Based Compensation

Share-based compensation expense is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense, net of estimated forfeitures, over the employee’s requisite service period. Compensation costs related to stock option awards are calculated based on the fair value of each major option grant on the date of the grant using the Black-Scholes-Merton option pricing model, which requires the following assumptions: expected stock price volatility, risk-free interest rates, expected option lives and dividend yields. We formed our assumptions using historical experience and observable market conditions.

Commitments and Contingencies

On an ongoing basis, we assess the potential liabilities related to any lawsuits or claims brought against us. While it is typically very difficult to determine the timing and ultimate outcome of such actions, the Company uses its best judgment to determine if it is probable that it will incur an expense related to the settlement or final adjudication of such matters and whether a reasonable estimation of such probable loss, if any, can be made. We accrue a liability when we believe a loss is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertainties related to the eventual outcome of litigation, it is possible that certain matters may be resolved for amounts materially different from any provisions or disclosures that we previously made.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which is effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. ASU 2014-09 outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new revenue recognition model provides a five-step analysis in determining when and how revenue arising from contracts with customers is recognized. Additionally, the new model will require revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. In April 2016, FASB issued ASU No. 2016-10, Revenue from Contracts with Customers. This update provides clarification on two topics contained in ASU No. 2014-09 - identifying performance obligations and the licensing implementation guidance. The effective date for the amendments in this update is the same as ASU No. 2014-09. The Company is currently assessing the impact that adoption of this new accounting guidance will have on its consolidated financial statements and footnote disclosures.

In July 2015, FASB issued ASU No. 2015-11, Inventory. This amendment requires that inventory be measured at the lower of cost or net realizable value. This amendment applies to inventory measured using first-in, first-out or average cost methods but does not apply to inventory measured using last-in, first-out or the retail inventory method. The amendments in the update will be effective for fiscal years beginning after December 15, 2016 and interim periods within fiscal years beginning after December 15, 2017. Early adoption is permitted as of the beginning of an interim or annual reporting period. We do not expect the adoption to have a material impact on our financial results.

In February 2016, FASB issued ASU No. 2016-02, Leases. This amendment amends current guidance by requiring that lessees recognize a lease liability and a right-of-use asset (initially measured at the present value of the lease payments) on their balance sheets for operating leases. The accounting for lessors remains largely unchanged from prior guidance. This amendment will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, with early adoption permitted. Upon adoption, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period using a modified retrospective approach. The Company is currently assessing the impact the adoption of this new accounting guidance will have on its consolidated financial statements and footnote disclosures.

In August 2016, FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments. This amendment provides definitive guidance on the treatment of eight specific cash flow issues. The issues include: 1) Debt prepayment or debt extinguishment costs; 2) Settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; 3) Contingent consideration payments made after a business combination; 4) Proceeds from the settlement of insurance claims; 5) Proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; 6) Distributions received from equity method investees; 7) Beneficial interests in securitization transactions; and 8) Separately identifiable cash flows and application of the predominance principle. The amendments in this update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company is currently assessing the impact the adoption of this new accounting guidance will have on its consolidated financial statements.

In January 2017, FASB issued ASU No. 2017-04, Intangibles-Goodwill and Other. This amendment eliminates Step 2 of the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. Under this amendment, an entity should perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. The amendments in this update will be effective for annual or interim goodwill impairment test in fiscal years beginning after December 15, 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. This amendment is not expected to have an impact on our consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary risk exposure relates to interest rate risk. The fair value of our debt is estimated based on the quoted market prices for the same or similar issues. The estimated fair value of the 2015 Term Loans was approximately $227.0 million as of December 31, 2016. For the year ended December 31, 2016, we incurred approximately $13.5 million in interest expense. Interest on the 2015 Term Loans is variable LIBOR plus a margin, with a floor LIBOR rate of 1.00%. If LIBOR increased by 1.00% above the floor rate, our annual interest costs would increase by approximately $2.3 million.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Grant Thornton LLP
100 W. Liberty Street, Suite 770
Reno, NV 89501-1965

T 775.786.1520
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS	F 775.786.7091

Board of Directors and Members	www.GrantThornton.com
American Casino & Entertainment Properties LLC

We have audited the accompanying consolidated financial statements of American Casino & Entertainment Properties LLC and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2016 and 2015 and the related consolidated statements of operations, members’ equity, cash flows for each of the three years in the period ended December 31, 2016, and the related notes to the financial statements

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Casino & Entertainment Properties LLC and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years ended December 31, 2016 in accordance with accounting principles generally accepted in the United States of America.

Supplementary information

The accompanying consolidating information as of December 31, 2016 and 2015 and for each of the years then ended is presented for purposes of additional analysis, rather than to present the financial position, results of operations, members’ equity and cash flows of the individual entities, and is not a required part of the consolidated financial statements. Such supplementary information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and certain additional procedures. These additional procedures included comparing and reconciling the information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the consolidating information is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.

Reno, Nevada

March 28, 2017

Grant Thornton LLP

U.S. member firm of Grant Thornton International Ltd

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONSOLIDATED BALANCE SHEETS

	December 31, 2016	December 31, 2015
	(In thousands)
Assets
Current Assets:
Cash and cash equivalents	$60,920	$71,763
Investments-restricted	152	189
Accounts receivable, net	5,965	5,205
Other current assets	13,136	13,022

Total Current Assets	80,173	90,179
Property and equipment, net	1,050,618	1,053,810
Intangible and other assets	15,616	15,637

Total Assets	$1,146,407	$1,159,626

Liabilities and Members’ Equity
Current Liabilities:
Accounts payable	$5,533	$5,933
Accrued expenses	17,823	16,556
Accounts payable and accrued expenses - related party	12	8
Accrued payroll and related expenses	15,586	13,329
Current portion of long-term debt	2,950	2,950

Total Current Liabilities	41,904	38,776

Long-Term Liabilities:

Long-term debt, net of unamortized discount and debt issuance costs	216,663	280,887
Long-term debt - related party	—	517
Capital lease obligations, less current portion	948	948

Total Long-Term Liabilities	217,611	282,352

Total Liabilities	259,515	321,128

Commitments and Contingencies

Members’ Equity:
Members’ Equity	886,892	838,498

Total Members’ Equity	886,892	838,498

Total Liabilities and Members’ Equity	$1,146,407	$1,159,626

See notes to consolidated financial statements.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2016	2015	2014
	(in thousands)
Revenues:
Casino	$212,150	$205,033	$199,279
Hotel	91,089	83,070	71,897
Food and beverage	82,607	78,606	73,548
Tower, retail, entertainment and other	34,253	34,378	33,464

Gross revenues	420,099	401,087	378,188
Less promotional allowances	29,038	28,020	27,057

Net revenues	391,061	373,067	351,131

Costs And Expenses:
Casino	66,693	64,386	64,141
Hotel	38,374	37,152	34,823
Food and beverage	60,653	58,129	55,490
Other operating expenses	10,110	10,833	11,526
Selling, general and administrative	125,366	123,993	122,569
Depreciation and amortization	27,205	29,086	29,257
(Gain) loss on disposal of assets	(89)	1,974	(26)

Total costs and expenses	328,312	325,553	317,780

Income From Operations	62,749	47,514	33,351

Other Expenses:
Loss on debt redemption	(1,945)	(14,679)	—
Interest expense	(13,507)	(19,862)	(25,773)
Interest expense - related party	(23)	(911)	(598)

Total other expense, net	(15,475)	(35,452)	(26,371)

Net Income	$47,274	$12,062	$6,980

See notes to consolidated financial statements.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2016	2015	2014
	(in thousands)
Cash Flows from Operating Activities:
Net income	$47,274	$12,062	$6,980
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,205	29,086	29,257
Amortization of debt issuance and debt discount costs	1,264	1,899	2,371
Loss on debt redemption	1,945	14,679	—
(Gain) loss on disposal of assets	(89)	1,974	(26)
Share-based compensation expense	1,120	1,213	4,022
Changes in operating assets and liabilities:
Accounts receivable, net	(760)	(778)	(474)
Other assets	(93)	(517)	(382)
Accounts payable and accrued expenses	3,931	4,301	(1,017)
Related party activity, net	4	7	8

Net Cash Provided By Operating Activities	81,801	63,926	40,739

Cash Flows from Investing Activities:
Decrease in investments – restricted	37	22	—
Acquisition of property and equipment	(24,873)	(19,524)	(13,336)
Proceeds from sale of property and equipment	142	108	49

Net Cash Used In Investing Activities	(24,694)	(19,394)	(13,287)

Cash Flows from Financing Activities:
Deferred financing costs	—	(9,998)	(3,124)
Payments on notes payable	(67,950)	(333,249)	(2,150)
Proceeds from issuance of long-term debt	—	293,525	—
Payments on capital lease obligation	—	—	(376)

Net Cash Used In Financing Activities	(67,950)	(49,722)	(5,650)

Net (decrease) increase in cash and cash equivalents	(10,843)	(5,190)	21,802
Cash and cash equivalents - beginning of period	71,763	76,953	55,151

Cash and Cash Equivalents - end of period	$60,920	$71,763	$76,953

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for interest, net of amounts capitalized	$12,251	$18,901	$23,998

Supplemental Disclosures of Non-Cash Items:
Accrued capital expenditures	$522	$1,329	$1,125

See notes to consolidated financial statements.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

(in thousands)

	Class A	Class B
	Equity	Equity	Total Equity
Balance at December 31, 2013	$—	$814,221	$814,221
Net Income	—	6,980	6,980
Share-based compensation	—	4,022	4,022

Balance at December 31, 2014	—	825,223	825,223
Net Income	—	12,062	12,062
Share-based compensation	—	1,213	1,213

Balance at December 31, 2015	—	838,498	838,498
Net Income	—	47,274	47,274
Share-based compensation	—	1,120	1,120

Balance at December 31, 2016	$—	$886,892	$886,892

See notes to consolidated financial statements.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

Note 1. Description of Business and Summary of Significant Accounting Policies

The Company

American Casino & Entertainment Properties LLC, or ACEP, was formed in Delaware on December 29, 2003. ACEP owns and operates the Stratosphere Casino Hotel & Tower, or the Stratosphere, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder in Las Vegas, Nevada, and the Aquarius Casino Resort, or the Aquarius, in Laughlin, Nevada.

On January 24, 2008, the Nevada Gaming Commission issued an order of registration of ACEP. The order (1) prohibits W2007/ACEP Managers Voteco, LLC, or Voteco, or its affiliates from selling, assigning, transferring, pledging or otherwise disposing of our membership interests or any other security convertible into or exchangeable for our Class A membership interests, or Class A Interests, or Class B membership interests, or Class B Interests, without the prior approval of the Nevada Gaming Commission, (2) prohibits the direct or indirect members of Voteco from selling, assigning, transferring, pledging or otherwise disposing of any direct or indirect membership interest in Voteco without the prior administrative approval of the Chairman of the Nevada State Gaming Control Board or his designee, and (3) prohibits ACEP from declaring cash dividends or distributions on any class of membership interest of ACEP beneficially owned in whole or in part by W2007/ACEP Holdings, LLC, or Holdings, an affiliate of Whitehall Street Real Estate Funds, or Whitehall, a series of real estate investment funds affiliated with Goldman, Sachs & Co., or Voteco, or their respective affiliates, without the prior approval of the Nevada Gaming Commission.

On February 20, 2008, ACEP, Voteco and Holdings entered into an Amended and Restated Limited Liability Company Agreement of ACEP, or the Amended Operating Agreement.

On February 20, 2008, each member of Voteco, Holdings and Voteco entered into a Transfer Restriction Agreement. The Transfer Restriction Agreements provides, among other things, that:

•	Holdings has the right to acquire our Class A Interests from Voteco on each occasion that Class B Interests held by Holdings would be transferred to a proposed purchaser who, in connection with such proposed sale, has obtained all licenses, permits, registrations, authorizations, consents, waivers, orders, findings of suitability or other approvals required to be obtained from, and has made all findings, notices or declarations required to be made with, all gaming authorities under all applicable gaming laws,

•	A specific purchase price, as determined in accordance with the Transfer Restriction Agreement, will be paid to acquire the Class A Interests from Voteco, and

•	Voteco will not transfer ownership of Class A Interests owned by it except pursuant to such option of Holdings.

Pursuant to the Amended Operating Agreement, holders of Class A Interests are entitled to one vote per interest in all matters to be voted on by our voting members. Except as otherwise expressly required by law, holders of Class B Interests have no right to vote on any matters to be voted on by our members. Holders of Class A Interests and Class B Interests have no preemptive rights, no other rights to subscribe for additional interests, no conversion rights and no redemption rights, do not benefit from any sinking fund, and do not have any preferential rights upon a liquidation.

In June 2016, ACEP filed an application with the Nevada Gaming Control Board and the Nevada Gaming Commission and the application was approved under Nevada Gaming Commission Regulation 15C as a Private Investment Company effective July 28, 2016. As such ACEP was no longer required to be registered with the Securities and Exchange Commission as a public company. Therefore, as a Private Investment Company under Nevada Gaming Commission Regulation 15C, ACEP chose to deregister as a public company on August 30, 2016.

On July 7, 2015, ACEP, or the Company, and certain of its subsidiaries, or the Guarantors, entered into a Credit and Guaranty Agreement, or the Credit Agreement. Pursuant to the terms of the Credit Agreement, the Lenders provided the Company with senior secured loan facilities in an aggregate principal amount of $310 million, consisting of $295 million of senior secured term loans, or the 2015 Term Loans, and a $15 million revolving credit facility, or the New Revolving Facility. The proceeds from the 2015 Term Loans were used to redeem the First Lien Term Loans and Second Lien Term Loans. (See note 7)

On July 3, 2013, ACEP and certain of its subsidiaries, or Guarantors, entered into a First Lien Credit and Guaranty Agreement, or First Lien Credit Agreement. Pursuant to the terms of the First Lien Credit Agreement, the First Lien Lenders provided the Company with senior secured loan facilities in an aggregate principal amount of $230 million, consisting of $215 million of senior secured term loans, or First Lien Term Loans, and $15 million of senior secured revolving credit facility, or Revolving Facility (the Revolving Facility together with the First Lien Term Loans, the “First Lien Facilities”).

On July 3, 2013, ACEP and the Guarantors entered into a Second Lien Credit and Guaranty Agreement, or Second Lien Credit Agreement. Pursuant to the terms of the Second Lien Credit Agreement, the Second Lien Lenders provided the Company with secured second lien term loans in the aggregate principal amount of $120 million, or the Second Lien Term Loans. The proceeds from the First Lien Term Loans and Second Lien Term Loans were used to purchase the outstanding 11% Senior Secured Notes that were tendered in connection with the Issuer’s previously announced tender offer and to redeem the remaining outstanding 11% Senior Secured Notes.

Principles of Consolidation

The consolidated financial statements include the accounts of ACEP and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation. All statements are presented on a consolidated basis.

Revenue Recognition and Promotional Allowances

Casino revenue is recorded as the net win from gaming activities (the difference between gaming wins and losses). Casino revenues are net of accruals for anticipated payouts of progressive and certain other slot machine jackpots. Contingent rental income is recognized when the right to receive such rental income is established according to the lease agreements. All other revenues are recognized as the goods or services are provided. Gross revenues include the retail value of rooms, food and beverage and other items that are provided to customers on a complimentary basis. Such amounts are then deducted as promotional allowances. Promotional allowances also include incentives for goods and services earned in our slot club and other gaming programs.

The Company collects taxes from customers at the point of sale on transactions subject to sales and other taxes. Revenues are recorded net of any taxes collected.

We also reward customers, through the use of loyalty programs, with Free Play and points based on amounts wagered, that can be redeemed for a specified period of time for cash. We deduct the Free Play and cash incentive amounts from casino revenue.

In accordance with industry practice, the retail value of rooms, food and beverage, and other services furnished to the Company’s guests without charge is included in gross revenue and then deducted as promotional allowances. The estimated retail value of such promotional allowances is included in operating revenues as follows:

	Years ended December 31,
	2016	2015	2014
	(in thousands)
Food and Beverage	$20,313	$20,167	$19,113
Rooms	6,730	6,201	6,323
Other	1,995	1,652	1,621

Total	$29,038	$28,020	$27,057

The estimated costs of providing complimentaries, included as casino expenses, are as follows:

	Years ended December 31,
	2016	2015	2014
	(in thousands)
Food and Beverage	$8,497	$7,973	$7,667
Rooms	12	20	21
Other	36	32	23

Total	$8,545	$8,025	$7,711

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and in banks, interest-bearing deposits, money market funds and debt instruments purchased with an original maturity of 90 days or less.

Inventories

Inventories, which consist primarily of food, beverage and operating supplies, are stated at the lower of cost or market value. Costs are determined using the first-in, first-out and the weighted average methods.

Accounts Receivable

Receivables consist primarily of gaming, hotel and other receivables, net of allowance for doubtful accounts. Receivables are non-interest bearing and are initially recorded at cost. Accounts are written off when management deems the account to be uncollectible. An estimated allowance is maintained to reduce the Company’s receivables to their expected net realizable value. The allowance is estimated based on specific reviews of customer accounts as well as historical collection experience and current economic and business conditions. Recoveries of accounts previously written off are recorded when received.

Investments Restricted

Investments-restricted consist primarily of funds pledged for Nevada sales and use tax and workers’ compensation benefits. These investments are certificates of deposit and approximate their fair value.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents. Cash equivalents consist of interest-bearing deposits, money market funds and debt instruments in financial institutions. Cash and cash equivalents are in excess of Federal Deposit Insurance Corporation insurance limits. The Company has not experienced any losses in such accounts.

Property and Equipment

Property and equipment purchased are stated at cost. Assets held under capital leases are stated at the lower of the present value of the future minimum lease payments or fair value at the inception of the lease. Expenditures for additions, renewals and improvements are capitalized and depreciated over their useful lives. Costs of repairs and maintenance are expensed when incurred. Leasehold acquisition costs are amortized over the shorter of their estimated useful lives or the term of the respective leases once the assets are placed in service.

Depreciation and amortization of property and equipment are computed using the straight-line method over the following useful lives:

Buildings and improvements	36-39 years
Furniture, fixtures and equipment	3-15 years
Land improvements	15 years

The Company capitalizes interest incurred on debt during the course of qualifying construction projects. Such costs are added to the asset base and amortized over the related assets’ estimated useful lives. For the years ended December 31, 2016, 2015 and 2014, we capitalized interest of $251,000, $45,000 and $61,000, respectively.

Unamortized Debt Issue Costs

Debt issuance and debt discount costs incurred in connection with the issuance of debt are capitalized and amortized to interest expense using the effective interest method. For the years ended December 31, 2016, 2015 and 2014, amortization of debt issue costs and debt discount totaled $1.3 million, $1.9 million and $2.4 million, respectively, and are included in interest expense on the accompanying consolidated statements of operations.

Slot Club Liability

We offer a program, named ace|PLAY, whereby participants can accumulate points for casino wagering that can currently be redeemed for cash, free play, lodging, food and beverages, and merchandise. Participant points expire after thirteen months of no activity. A liability is recorded for the estimate of unredeemed points based upon redemption history at our casinos. Changes in the program, increases in membership and changes in the redemption patterns of the participants can impact this liability. Slot club liability is included in accrued expenses on the consolidated balance sheets.

Sales, Advertising and Promotion

Sales, advertising and promotion costs are expensed as incurred and were approximately $11.2 million, $11.3 million and $10.3 million for the years ended December 31, 2016, 2015 and 2014, respectively, and are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Income Taxes

Our taxable income or loss is included in Holdings’ partnership tax return (Holdings is a limited liability company and treated as a partnership for tax purposes). As a limited liability company, Holdings’ taxable income or loss is allocated to members in accordance with their respective percentage ownership. Therefore, we are not a taxable entity for federal or state income tax purposes and the tax on our income is borne by our members. Hence, no provision or liability for income taxes has been included in the financial statements. Earnings and losses are included in the income tax returns of the members of Holdings and taxed depending on their tax strategies. The Company had no uncertain tax positions at December 31, 2016 and 2015.

Holdings’ members are responsible for income taxes on their allocated share of taxable income which may differ from income for financial statement purposes due to differences in the tax basis and financial reporting basis of assets and liabilities. The net tax basis of Holdings’ assets and liabilities exceeded the reported amounts by $67.2 million, $58.5 million and $52.3 million at December 31, 2016, 2015 and 2014, respectively. Holdings files tax returns in the United States and is subject to income tax examinations for the years beginning with 2013.

Intangible Assets and Long-Lived Assets

Our indefinite-lived intangible assets consist of trade names. Acquired assets are recorded at fair value on the date of acquisition. Finite-lived intangible assets are amortized over the estimated period to be benefited. Indefinite-lived intangible assets are not amortized, but are reviewed annually for impairment, during the fourth quarter.

We account for indefinite-lived intangible assets in accordance with applicable guidance. For indefinite-lived intangible assets, we perform an annual impairment test of these assets in the fourth quarter of each year and between annual dates in certain circumstances. For assets to be disposed of we recognize the asset at the lower of carrying value or fair market value, less costs of disposal, as estimated based on comparable asset sales, solicited offers, or a discounted cash flow model. For long-lived assets to be held and used, we review for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. We then compare the estimated undiscounted future cash flows of the asset to the carrying value of the asset. The asset is not impaired if the undiscounted future cash flows exceed its carrying value. If the carrying value exceeds the undiscounted future cash flows, then an impairment charge is recorded, typically measured using a discounted cash flow model, which is based on the estimated future results of the relevant reporting property discounted using our weighted-average cost of capital and market indicators of terminal year free cash flow multiples. If an asset is under development, future cash flows include remaining construction costs. All recognized impairment charges are recorded as operating expenses.

Management must make various assumptions and estimates in performing its impairment testing. For instance, management must first determine the usage of the asset. To the extent management decides that an asset will be sold or abandoned, it is more likely that impairment may be recognized. Assets must be tested at the lowest level for which identifiable cash flows exist, which means that some assets must be grouped, and management has some discretion in the grouping of assets. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from our estimates. If our ongoing estimates of future revenue and cash flows are not met, we may have to record additional impairment charges in future accounting periods. Our estimates of revenue and cash flows are based on the current regulatory, social and economic climates, recent operating information and budgets of the various properties where we conduct operations. These estimates could be negatively impacted by changes in federal, state or local regulations, economic downturns, or other events affecting various forms of travel and access to our properties.

Self-Insurance

We retain the obligation for certain losses related to customers’ claims of personal injuries incurred while on our properties, for the first $100,000 per claim. Effective February 20, 2014, we retain the obligation for losses related to Worker’s Compensation claims for the first $350,000 per incident. We accrue for outstanding reported claims, claims that have been incurred but not reported and projected claims based upon management’s estimates of the aggregate liability for uninsured claims using historical experience, and adjusting company’s estimates and the estimated trends in claim values. Although management believes it has the ability to adequately project and record estimated claim payments, it is possible that actual results could differ significantly from the recorded liabilities.

Fair Value of Financial Instruments

The Company determines fair value based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Accounting Standards Topic 820, Fair Value Measurement, provides three levels within the fair value hierarchy that may be used to report fair value: Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities: Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly: and Level 3: Unobservable inputs that are developed using the best available information about the assumptions that market participants would use. The carrying value of our cash and cash equivalents, receivables and accounts payable approximates fair value primarily because of the short maturities of these instruments. We use Level 2 inputs for the disclosures of valuation of our long-term debt.

Segment Information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company’s chief operating decision-maker is its chief executive officer (“CEO”), who is supported by the Company’s executive management team and board of directors. The Company’s CEO has the primary decision-making responsibilities over all of the Company’s operating and strategic decisions. The Company owns and operates four casino properties in one market. The Company views each property as an operating segment and all such operating segments have been aggregated into one reporting segment.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates and assumptions affect the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and assumptions based upon historical experience and various other factors and circumstances. Management believes its estimates and assumptions are reasonable under the circumstances; however, actual results may differ from these estimates.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which is effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. ASU 2014-09 outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new revenue recognition model provides a five-step analysis in determining when and how revenue arising from contracts with customers is recognized. Additionally, the new model will require revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. In April 2016, FASB issued ASU No. 2016-10, Revenue from Contracts with Customers. This update provides clarification on two topics contained in ASU No. 2014-09 - identifying performance obligations and the licensing implementation guidance. The effective date for the amendments in this update is the same as ASU No. 2014-09. The Company is currently assessing the impact that adoption of this new accounting guidance will have on its consolidated financial statements and footnote disclosures.

In July 2015, FASB issued ASU No. 2015-11, Inventory. This amendment requires that inventory be measured at the lower of cost or net realizable value. This amendment applies to inventory measured using first-in, first-out or average cost methods but does not apply to inventory measured using last-in, first-out or the retail inventory method. The amendments in the update will be effective for fiscal years beginning after December 15, 2016 and interim periods within fiscal years beginning after December 15, 2017. Early adoption is permitted as of the beginning of an interim or annual reporting period. We do not expect the adoption to have a material impact on our financial results.

In February 2016, FASB issued ASU No. 2016-02, Leases. This amendment amends current guidance by requiring that lessees recognize a lease liability and a right-of-use asset (initially measured at the present value of the lease payments) on their balance sheets for operating leases. The accounting for lessors remains largely unchanged from prior guidance. This amendment will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, with early adoption permitted. Upon adoption, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period using a modified retrospective approach. The Company is currently assessing the impact the adoption of this new accounting guidance will have on its consolidated financial statements and footnote disclosures.

In August 2016, FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments. This amendment provides definitive guidance on the treatment of eight specific cash flow issues. The issues include: 1) Debt prepayment or debt extinguishment costs; 2) Settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; 3) Contingent consideration payments made after a business combination; 4) Proceeds from the settlement of insurance claims; 5) Proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; 6) Distributions received from equity method investees; 7) Beneficial interests in securitization transactions; and 8) Separately identifiable cash flows and application of the predominance principle. The amendments in this update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company is currently assessing the impact the adoption of this new accounting guidance will have on its consolidated financial statements.

In January 2017, FASB issued ASU No. 2017-04, Intangibles-Goodwill and Other. This amendment eliminates Step 2 of the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. Under this amendment, an entity should perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. The amendments in this update will be effective for annual or interim goodwill impairment test in fiscal years beginning after December 15, 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. This amendment is not expected to have an impact on our consolidated financial statements.

Note 2. Accounts Receivable

Accounts receivable consists of the following:

	December 31,
	2016	2015
	(in thousands)
Hotel and related	$2,113	$2,540
Gaming	571	594
Other	3,351	2,179

	6,035	5,313
Less allowance for doubtful accounts	(70)	(108)

	$5,965	$5,205

The Company recorded bad debt expense and allowance for doubtful accounts for the years ended December 31, 2016, 2015 and 2014 as follows:

	Years ended December 31,
	2016	2015	2014
	(in thousands)
Balance at beginning of period	$108	$97	$141
Bad debt expense	74	116	41
Deductions and write-offs	(112)	(105)	(85)

Balance at end of period	$70	$108	$97

Note 3. Other Current Assets

Other current assets consist of the following:

	December 31,
	2016	2015
	(in thousands)
Inventories	$3,073	$3,114
Prepaid expenses	9,559	9,066
Other	504	842

	$13,136	$13,022

Note 4. Property and Equipment, Net

Property and equipment consist of the following:

	December 31,
	2016	2015
	(in thousands)
Land and improvements	$724,376	$724,376
Buildings and improvements	443,159	430,091
Furniture, fixtures and equipment	135,526	143,412
Construction in progress	5,954	7,338

	1,309,015	1,305,217
Less accumulated depreciation and amortization	(258,397)	(251,407)

	$1,050,618	$1,053,810

Assets recorded under capital leases were approximately $3.0 million at both December 31, 2016 and 2015. Such assets include buildings of approximately $600,000 and equipment of approximately $2.4 million at both December 31, 2016 and

December 31, 2015. Accumulated depreciation and amortization at December 31, 2016 and 2015 includes amounts recorded for capital leases of $2.6 million.

Note 5. Accrued Expenses

Accrued expenses consist of the following:

	December 31,
	2016	2015
	(in thousands)
Accrued liabilities	$5,701	$6,437
Accrued taxes	2,955	2,605
Accrued gaming liabilities	2,971	2,740
Other	6,196	4,774

	$17,823	$16,556

Note 6. Leases

For the years ended December 31, 2016, 2015 and 2014, we recorded rental revenue of $7.0 million, $5.9 million and $5.3 million, respectively.

The future minimum lease payments to be received under non-cancelable operating leases for years subsequent to December 31, 2016 are as follows:

Years ending December 31,	(in thousands)
2017	$3,556
2018	1,834
2019	1,606
2020	1,550
2021	725
Thereafter	33

Total	$9,304

The above minimum rental income does not include contingent rental income or common area maintenance costs contained within certain retail operating leases.

The Company, as a lessee, had operating lease expenses for the years ended December 31, 2016, 2015 and 2014 of $37,000, $41,000 and $47,000, respectively.

Future minimum rental payments with respect to non-cancelable operating leases with terms in excess of one year consist of the following at December 31, 2016:

Years ending December 31,	(in thousands)
2017	$24
2018	19
2019	5

Total	$48

Future minimum lease payments under capital leases with initial or remaining terms of one year or more consist of the following at December 31, 2016:

Years ending December 31,	(in thousands)
2017	$85
2018	85
2019	85
2020	85
2021	85
Thereafter	6,391

Total minimum lease payments	6,816
Less: amount representing interest of 10%	(5,868)
Present value of net minimum lease payments	948
Less: current portion	—

Long-term capital lease obligation	$948

Note 7. Debt

Long-term debt and capital lease obligations consist of the following:

	As of December 31,
	2016	2015
	(In thousands)
2015 Term Loans due July 7, 2022, interest at a 3.25% margin above LIBOR, with a 1.00% LIBOR floor	$225,575	$293,525
2015 Revolving Facility	—	—
First Lien Term Loans due July 3, 2019	—	—
Second Lien Term Loans due January 3, 2020	—	—
First Lien Revolving Credit Facility due July 3, 2018	—	—
Unamortized discount and debt issuance costs	(5,962)	(9,171)
Capital lease obligations	948	948

Total long-term debt and capital lease obligations	220,561	285,302
Current portion of long-term debt and capital lease obligations	(2,950)	(2,950)

Total long-term debt and capital lease obligations, net	$217,611	$282,352

2015 Term Loans and Revolving Facility

On July 7, 2015, the Company and certain of its subsidiaries, or the Guarantors, entered into the 2015 Credit Agreement, with the Lenders party thereto from time to time, DBNY, as administrative agent and collateral agent, Goldman Sachs LP, and DBSI, as joint lead arrangers, joint bookrunners and co-syndication agents, and DBSI as documentation agent. The Guarantors pledged as collateral all of the real, personal and mixed property, including equity interests, in which liens are purported to be granted pursuant to the collateral documents for the First Lien Facilities. Pursuant to the terms of the 2015 Credit Agreement, the Lenders provided the Company with senior secured loan facilities in an aggregate principal amount of $310 million, consisting of the $295 million of 2015 Term Loans, and the $15 million 2015 Revolving Facility. The maturity date of the 2015 Term Loans is the earlier to occur of (i) July 7, 2022 and (ii) the acceleration of the Term Loans, and the maturity date of the 2015 Revolving Facility is the earlier to occur of (i) July 7, 2020 and (ii) the acceleration of the 2015 Revolving Facility. The proceeds of the 2015 Term Loans were used, together with cash on hand, to repay in full the Company’s existing debt under the 2013 Credit Agreements. The Company also recognized a $14.7 million loss on debt redemption which consisted of an $11.1 million write off of unamortized debt issuance costs and discounts, and a $3.6 million prepayment penalty.

The 2015 Term Loans bear interest either at a base rate plus 2.75% per annum or at the reserve-adjusted eurodollar rate plus 3.75% per annum. In the case of eurodollar rate loans, interest is computed on the basis of a 360-day year and the actual number of days between interest periods, with interest payable on the last day of each interest period of one month, two months, or three months, or, in the case of interest periods longer than three months, every three months. As of December 31, 2015, all outstanding 2015 Term Loans are eurodollar loans. The 2015 Term Loans are subject to scheduled principal payments on the last day of each calendar quarter ending on and after December 31, 2015 in an amount equal to 0.25% of the original principal balance. The 2015 Term Loans are also subject to annual principal payments based on excess cash flow. For the fiscal year ending December 31, 2015, the Company may be required to make a principal payment equal to 50% of excess cash flow for the period of August 1, 2015 through December 31, 2015, and for all fiscal years ending on and after December 31, 2016 through the maturity date of the 2015 Term Loans, the percentage of excess cash flow required to be prepaid will vary based on the ratio of total indebtedness (net of unrestricted cash) to trailing four quarter adjusted EBITDA. In addition, we are entitled to, at any time, make voluntary principal prepayments to the 2015 Term Loans in amounts of $1 million or greater.

On October 31, 2016 we entered into an amendment of the Credit Agreement. The amendment reduced the interest rate on the 2015 Term Loans by 50 basis points per annum. The 2015 Term Loans bear interest either at a base rate plus 2.25% per annum or at the reserve-adjusted eurodollar rate plus 3.25% per annum.

On March 31, 2016 and October 24, 2016 we made voluntary principal payments of $35.0 million and $30.0 million, respectively, to the 2015 Term Loans. We recognized a loss on debt redemption of approximately $1.9 million in connection with these principal payments.

The 2015 Revolving Facilities bear interest at a base rate plus an applicable margin that is 1.25%, 1.75% or 2.25% per annum (depending on the Company’s First Lien Leverage Ratio) or the reserve-adjusted Eurodollar rate plus an applicable margin that is 2.25%, 2.75% or 3.25% per annum (depending on the Company’s First Lien Net Leverage Ratio). In the case of eurodollar rate revolving facilities, interest is computed on the basis of a 360-day year and the actual number of days between interest periods, with interest payable on the last day of each interest period of one month, two months, or three months, or, in the case of interest periods longer than three months, every three months. We will also pay a commitment fee equal to the applicable revolving commitment fee percentage times the average daily difference between the revolving commitments and the aggregate principal amount of any outstanding revolving loans. The applicable revolving commitment fee percentage is either 0.250% or 0.375% per annum (depending on the Company’s First Lien Net Leverage Ratio). We may at the expiration of any interest period convert all or a portion of the Revolving Facility to base rate loans or Eurodollar loans. We may at any time request voluntary commitment reductions to the Revolving Facility in amounts of $1 million or greater.

As of December 31, 2016 and 2015 there were no borrowings outstanding under the 2015 Revolving Facility.

The Credit Agreement includes a number of covenants that place restrictions on how we may operate our business, including, among others (i) restrictions on incurring other indebtedness and liens; (ii) a springing financial maintenance covenant; and (iii) restrictions on distributions, investments, acquisitions, significant asset disposals or making fundamental changes to our business. As of December 31, 2016 we were in compliance with the covenants of the Credit Agreement.

First Lien Facilities

On July 3, 2013, the Company and certain of its subsidiaries, or the Guarantors, entered into the First Lien Credit Agreement, with the lenders party thereto from time to time, DBNY, as administrative agent, collateral agent and documentation agent, and Goldman Sachs, and DBSI, as joint lead arrangers, joint bookrunners and co-syndication agents. The Guarantors pledged as collateral all of the real, personal and mixed property, including equity interests, in which liens are purported to be granted pursuant to the collateral documents for the First Lien Facilities. Pursuant to the terms of the First Lien Credit Agreement, the lenders party thereto provided the Company with senior secured loan facilities in an aggregate principal amount of $230 million, consisting of $215 million of First Lien Term Loans, and a $15 million Revolving Facility.

The maturity date of the First Lien Term Loans was the earliest to occur of (i) July 3, 2019 and (ii) the acceleration of the First Lien Term Loans. The First Lien Term Loans bore interest either at a base rate plus 3.75% per annum or at the reserve-adjusted Eurodollar rate plus 4.75% per annum. Interest was computed on the basis of a 360-day year and the actual number of days between interest periods with interest payable in one month, two month or three month periods or any other period acceptable to the administrative agent. We were entitled to at the expiration of any interest period convert all or a portion of the First Lien Term Loans to base rate loans. The First Lien Term Loans were subject to scheduled principal payments on the last day of each calendar quarter on and after September 30, 2013 in an amount equal to 0.25% of the original principal balance. The First Lien Term Loans were also subject to annual principal payments equal to a percentage of excess cash flow earned during a calendar year. For the fiscal year ended December 31, 2013, the company was required to make a principal payment equal to 75% of excess cash flow for the period of August 1, 2013 through December 31, 2013, and for all fiscal years ending on and after December 31, 2014 through the maturity date of the First Lien Term Loans, the percentage of excess cash flow varied based on the ratio of total indebtedness to trailing four quarter adjusted EBITDA. For the fiscal year ended December 31, 2014 we were required to make a principal payment equal to 50% of excess cash flow. The amount due related to excess cash flow was approximately $9.4 million and was paid on March 31, 2015. In addition, we were entitled to at any time make voluntary principal prepayments to the First Lien Term Loans in amounts of $1 million or greater.

On February 24, 2014, we entered into an amendment of the First Lien Credit Agreement. Among other changes, the Amendment reduced the interest rates on the Term Loans by 125 basis points per annum. Interest accrued, at our election, (i) at the adjusted eurodollar rate plus 3.50% per annum or (ii) at the Base Rate plus 2.50% per annum. Additionally, the minimum adjusted eurodollar rate was reduced by 25 basis points from 1.25% per annum to 1.00% per annum.

The maturity date of the Revolving Facility was the earliest to occur of (i) July 3, 2018 and (ii) the acceleration of the Revolving Facilities. The Revolving Facilities bore interest at a base rate plus an applicable margin that is 2.75%, 3.25% or 3.75% per annum (depending on the Company’s First Lien Leverage Ratio) or the reserve-adjusted Eurodollar rate plus an applicable margin that is 3.75%, 4.25% or 4.75% per annum (depending on the Company’s First Lien Leverage Ratio). We also paid a commitment fee equal to the applicable revolving commitment fee percentage times the average daily difference between the revolving commitments and the aggregate principal amount of any outstanding revolving loans. The applicable revolving commitment fee percentage was either 0.375% or 0.500% per annum (depending on the Company’s First Lien Leverage Ratio). Interest and commitment fees were computed on the basis of a 360-day year and the actual number of days between interest periods with interest and commitment fees payable in one month, two month or three month periods or any other period acceptable to the administrative agent. We were entitled to, at the expiration of any interest period convert all or a portion of the Revolving Facility to base rate loans or Eurodollar loans. We were entitled to at any time request voluntary commitment reductions to the Revolving Facility in amounts of $1 million or greater.

Second Lien Term Loans

On July 3, 2013, the Company and the Guarantors entered into the Second Lien Credit and Guaranty Agreement, or Second Lien Credit Agreement, together with the First Lien Credit Agreement, the 2013 Credit Agreements, with the lenders party thereto from time to time, DBNY, as administrative agent, collateral agent and documentation agent, and Goldman Sachs and DBSI, as joint lead arrangers, joint bookrunners and co-syndication agents. The Guarantors provided collateral of all of the real personal and mixed property, including equity interests, in which liens are purported to be granted pursuant to the collateral documents as security for the obligations. Pursuant to the terms of the Second Lien Credit Agreement, the lenders party thereto provided the Company with secured second lien term loans in the aggregate principal amount of $120 million, the Second Lien Term Loans. The maturity date of the Second Lien Term Loans was the earliest to occur of (i) January 3, 2020 and (ii) the acceleration of the Second Lien Term Loans. The Second Lien Term Loans bore interest either at a base rate plus 9.00% per annum or at the reserve-adjusted Eurodollar rate plus 10.00% per annum. Interest was computed on the basis of a 360-day year and the actual number of days between interest periods with interest payable in either one month, two month or three month periods or any other period acceptable to the administrative agent. As of December 31, 2014, all Second Lien Term Loans were Eurodollar rate loans. We were entitled to, at the expiration of any interest period convert all or a portion of the Second Lien Term Loans to base rate loans.

Both of the 2013 Credit Agreements included a number of covenants that place restrictions on how we may operate our business, including, among others (i) restrictions on incurring other indebtedness and liens; (ii) leverage and financial maintenance covenants; and (iii) restrictions on capital expenditures, distributions, investments, acquisitions, significant asset disposals or making fundamental changes to our business.

Maturities for the 2015 Term Loans outstanding as of December 31, 2016 are as follows:

Years ending December 31,	(in thousands)
2017	$2,950
2018	2,950
2019	2,950
2020	2,950
2021	2,950
Thereafter	210,825

Total	$225,575

The estimated fair value of the 2015 Term Loan was approximately $227.0 million as of December 31, 2016.

Note 8. Related Party Transactions

For the year ended December 31, 2016, we paid Goldman Sachs approximately $424,000 in underwriting and related fees on our debt compared to $2.5 million and $674,000 for the years ended December 31, 2015 and 2014, respectively. We also paid Goldman Sachs approximately $23,000 in interest for the year ended December 31, 2016 compared to $911,000 and $598,000 for the years ended December 31, 2015 and 2014, respectively. As of December 31, 2016 and December 31, 2015, Goldman Sachs owned approximately $0 and $517,000, respectively, of the 2015 Term Loans and committed to provide up to $7.5 million of the 2015 Revolving Facility. As of December 31, 2016 and December 31, 2015, there was no accrued interest due to Goldman Sachs.

The Realty Management Division of Goldman Sachs, or Goldman Sachs RMD, provides various services to us such as environmental services and insurance brokerage. We expensed fees of approximately $410,000 for the year ended December 31, 2016 compared to $412,000 and $394,000 for the years ended December 31, 2015 and 2014, respectively. As of December 31, 2016 and December 31, 2015, we owed Goldman Sachs RMD $0. As of December 31, 2016 and December 31, 2015, Goldman Sachs RMD owed us approximately $0.

On February 24, 2015, we entered into an agreement with Travel Tripper LLC, or TTL, to utilize their technology for online hotel reservations. TTL is owned by an affiliate of Highgate Hotels, L.P., or Highgate (23)% and an employee of Highgate (40)%. Highgate owns a less than 5% membership interest in Holdings. We expensed fees of approximately $197,000 for the year ended December 31, 2016 compared to $30,000 and $0 for the years ended December 31, 2015 and 2014, respectively. As of December 31, 2016 and December 31, 2015, we owed TTL approximately $11,000 and $1,000, respectively.

On October 3, 2008, we entered into a participation agreement with Nor1, Inc., or Nor1, to utilize their technology to help sell perishable suite and room inventories. Nor1 gives the guest who books on-line the opportunity to book a non-guaranteed suite or upgraded rooms at a discounted rate if such is available at check-in. If the suite or upgraded room is awarded, Nor1 is paid 25% of the upgrade fee. Goldman Sachs owns less than 5% of Nor1. We expensed fees of approximately $20,000 for the year ended December 31, 2016 compared to $15,000 and $21,000 for the years ended December 31, 2015 and 2014, respectively. As of December 31, 2016 and December 31, 2015, we owed Nor1 approximately $1,000 and $7,000, respectively.

If a proposed transaction appears to or does involve a related person, the transaction is presented to our management for review. If management is unable to determine if a transaction is with a related party it will be presented to our audit committee for review. The audit committee is authorized to retain and pay such independent advisors as it deems necessary to properly evaluate the proposed transaction, including, without limitation, outside legal counsel and financial advisors to determine the fair value of the transaction.

Note 9. Intangible Assets

Pursuant to authoritative guidance, indefinite-lived intangible assets are subject to an annual assessment for impairment during the fourth quarter, or more frequently if there are indications of possible impairment, by applying a fair-value-based test.

Our indefinite-lived acquired intangible assets include trade names. Our finite-lived acquired intangible assets included our player loyalty plan and a non-compete agreement and were fully amortized as of December 2016 and 2015. Acquired indefinite-lived intangible assets are recorded at fair value on the date of acquisition and finite-lived assets are recorded at cost and amortized over the estimated period to be benefited.

As of December 31, 2016 and 2015, we had the following intangible assets.

	(In thousands)
	December 31, 2016	December 31, 2015
Trade Names	$15,507	$15,507

We perform an annual impairment test of indefinite-lived intangible assets in the fourth quarter of each year and whenever a triggering event occurs which causes us to perform an impairment test. We completed our 2016, 2015 and 2014 annual impairment test of indefinite-lived intangible assets. None of our indefinite-lived intangible assets were determined to be impaired based on these analyses. The fair value of the trade names was determined using the relief-from-royalty method.

Note 10. Employee Benefit Plans

As of December 31, 2016 approximately 40% of the Company’s employees are members of various unions and covered by union-sponsored, collectively bargained, multi-employer health and welfare and defined benefit pension plans. The Company recorded expenses for such plans of $10.3 million, $9.9 million and $9.8 million for the years ended December 31, 2016, 2015 and 2014, respectively. The Company has no obligation for funding the plans beyond payments made based upon hours worked. The risks of participating in multiemployer pension plans are different from single-employer plans in the following aspects:

a) Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers;

b) If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers;

c) If an entity chooses to stop participating in some of its multiemployer plans, the entity may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

The Company considers the following multiemployer pension plans to be significant:

				FIR/RP		Expiration Date
		Pension Protection		Status		of Collective-
		Zone Status1		Pending/	Surcharge	Bargaining
Multiemployer Pension Plans	EIN/Plan Number	2015	2014	Implemented	Imposed	Agreement
Central Pension Fund of the IUOE and Participating Employers	36-6052390-001	Green	Green	No	No	10/14/2014 and 3/31/2016
Southern Nevada Culinary and Bartenders Pension Plan	88-6016617-001	Green	Green	No	No	5/31/2018

1)	The Pension Protection Act of 2006 requires plans that are certified as endangered (yellow) or critical (red) to develop and implement a funding improvement plan.

For the years ended December 31, 2016, 2015 and 2014, our contributions to multiemployer pension and benefit plans were as follows:

	Years ended December 31,
	2016	2015	2014
	(in thousands)
Multiemployer Pension Plans
Central Pension Fund of the IUOE and Participating Employers	$758	$723	$769
Southern Nevada Culinary and Bartenders Pension Plan	1,766	1,677	1,521
All Other Pension Plans	183	176	179

	$2,707	$2,576	$2,469

Multiemployer Benefit Plans Other Than Pensions
HEREIU Welfare Fund	$7,393	$7,313	$7,356
All other benefit plans other than pensions	6	6	2

	$7,399	$7,319	$7,358

For the 2015 plan year, the latest period for which plan data is available, contributions by the Company were less than 5% of total contributions for all multiemployer pension and benefit plans to which the Company contributes.

The Company has a retirement savings plan under Section 401(k) of the Internal Revenue Code covering its non-union employees. The plan allows employees to defer, within prescribed limits, up to 75% of their income on a pre-tax basis through contributions to the plan.

Note 11. Share-Based Compensation

The company accounts for share-based compensation under ASC 718, Compensation-Stock Compensation. We recognized share-based compensation expense for the years ended December 31, 2016, 2015 and 2014 of approximately $1.1 million, $1.2 million, and $4.0 million, respectively. These amounts are included in selling, general and administrative expenses in our consolidated statements of operations.

There are 16,500,000 stock options and 2,500,000 restricted stock units, or RSUs, available for issuance under the W2007/ACEP Holdings, LLC 2013 Management Incentive Plan, or 2013 Plan, that was approved on March 26, 2014. On March 26, 2014, our Board of Directors approved the grant of 2,500,000 RSUs under the 2013 Plan to executive officers and certain key employees, effective April 1, 2014. RSUs only vest upon a qualifying event (generally an initial public offering, the sale or disposition of Holdings’ membership interests in the Company, or sale or other disposition of Holdings). Additionally on March 26, 2014, our Board of Directors approved the grant of 13,035,000 stock options to be measured and valued over the next three years in accordance with ASC 718, effective April 1, 2014. In 2016, the Company measured and expensed 3,258,750 stock options granted under the 2013 Plan that have already vested. In 2015, the Company measured and expensed 3,258,750 stock options granted under the 2013 Plan that have already vested. In 2014, the Company measured and expensed 6,517,500 stock options granted under the 2013 Plan that have already vested. The stock options expire 10 years from the grant date.

A summary of stock option activity for the years ended December 31, 2016 and 2015 is as follows:

		Range of		Weighted-Average
		Exercise	Weighted-Average	Remaining	fair market
	Options	Prices	Exercise Price	Contractual Life	value
(in years)
Outstanding at December 31, 2013	—	$—	$—	—	$—
Granted	13,035,000	1.00	1.00	9.25	10,949,400
Exercised	—	—	—	—	—
Forfeited	—	—	—	—	—
Expired	—	—	—	—	—

Outstanding at December 31, 2014	13,035,000	1.00	1.00	9.25	10,949,400
Granted	—	—	—	—	—
Exercised	—	—	—	—	—
Forfeited	—	—	—	—	—
Expired	—	—	—	—	—

Outstanding at December 31, 2015	13,035,000	1.00	1.00	8.25	—
Granted	—	—	—	—	—
Exercised	—	—	—	—	—
Forfeited	—	—	—	—	—
Expired	—	—	—	—	—

Outstanding at December 31, 2016	13,035,000	$1.00	$1.00	7.25	$10,949,400

Vested December 31, 2016	13,035,000	$1.00	$1.00	7.25	$10,949,400
Exercisable at December 31, 2016	13,035,000	$1.00	$1.00	7.25	$10,949,400

The fair value of each stock option granted under the 2013 Plan is estimated on the date of the grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:

	2016	2015	2014
Assumptions:
Expected term (years)	2.5	3.5	4.5 - 5.5
Risk-free interest rate	1.17%	1.73%	1.74%-1.93%
Expected volatility	50%	60%	81%
Dividend yield	N/A	N/A	N/A

The weighted average fair value of options granted during 2016, 2015, and 2014 was $0.34, $0.37 and $0.62, respectively.

A summary of RSU activity for the years ended December 31, 2016, and 2015 is as follows:

Grant Date Fair Value
	RSUs	per RSU
Outstanding at December 31, 2013	—	$—
Granted	2,500,000	0.96
Exercised	—	—
Cancelled	—	—
Vested	—	—

Outstanding at December 31, 2014	2,500,000	0.96
Granted	—	—
Exercised	—	—
Cancelled	—	—
Vested	—	—

Outstanding at December 31, 2015	2,500,000	0.96
Granted	—	—
Exercised	—	—
Cancelled	—	—
Vested	—	—

Outstanding at December 31, 2016	2,500,000	$0.96

As of December 31, 2016 there was $2.4 million of total unrecognized compensation cost related to all unvested RSUs. As of December 31, 2016 no RSUs vested as the shares only vest upon the occurrence of a qualifying event. Compensation costs will be recognized when a qualifying event becomes probable.

Note 12. Commitments & Contingencies

Legal Proceedings

We are, from time to time, parties to various legal proceedings arising out of our businesses. We believe, however, that there are no proceedings pending or threatened against us, which, if determined adversely, would have a material adverse effect upon our business financial conditions, results of operations or liquidity.

Note 13. Selected Quarterly Financial Information (Unaudited)

	Year ended December 31, 2016
	First	Second	Third	Fourth	Total
	(In thousands)
Net Revenues	$98,015	$97,945	$99,869	$95,232	$391,061
Income from operations	17,398	15,686	16,457	13,208	62,749
Net income	$12,510	$12,338	$13,077	$9,349	$47,274

	Year ended December 31, 2015
	First	Second	Third	Fourth	Total
	(In thousands)
Net Revenues	$94,370	$95,728	$93,664	$89,305	$373,067
Income from operations	14,414	14,652	11,094	7,354	47,514
Net loss	$7,982	$7,435	$(6,700)	$3,345	$12,062

Note 14. Subsequent Events

The Company evaluated its financial statements for subsequent events through March 28, 2017, the date these financial statements were available to be issued. There were no subsequent events that required recognition or disclosure in these financial statements.

SUPPLEMENTARY CONSOLIDATING INFORMATION

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONSOLIDATING BALANCE SHEETS

AS OF DECEMBER 31, 2016

	Stratosphere	Arizona		Aquarius	ACEP	ACEP
	LLC	Charlie’s LLC	Fresca LLC	Gaming LLC	Management	Interactive	ACEP LLC	Eliminations	Total
	(In thousands)
Assets
Current Assets:
Cash and cash equivalents	$6,372	$5,494	$3,610	$9,576	$—	$35	$35,833	$—	$60,920
Investments-restricted	—	—	11	—	—	—	141	—	152
Accounts receivable, net	3,609	541	490	1,310	—	13	2	—	5,965
Related party receivables	(33,362)	(1,644)	(29,496)	(1,699)	(47)	(2,378)	68,626	—	—
Other current assets	4,289	1,872	942	2,882	1	2	3,148	—	13,136

Total Current Assets	(19,092)	6,263	(24,443)	12,069	(46)	(2,328)	107,750	—	80,173
Property and equipment, net	614,610	214,097	110,438	111,473	—	—	—	—	1,050,618
Investment in subsidiaries	—	133,947	53,226	148,534	—	—	1,001,985	(1,337,692)	—
Intangible and other assets	11,228	2,553	1,766	69	—	—	—	—	15,616

Total Assets	$606,746	$356,860	$140,987	$272,145	$(46)	$(2,328)	$1,109,735	$(1,337,692)	$1,146,407

Liabilities and Members’ Equity
Current Liabilities:
Accounts payable	$2,669	$712	$391	$1,351	$—	$—	$410	$—	$5,533
Accrued expenses	8,360	2,181	1,620	5,292	—	—	370	—	17,823
Accounts payable and accrued expenses - related party	7	1	—	4	—	—	—	—	12
Accrued payroll and related expenses	7,876	1,666	1,082	2,512	—	—	2,450	—	15,586
Current portion of long-term debt	—	—	—	—	—	—	2,950	—	2,950

Total Current Liabilities	18,912	4,560	3,093	9,159	—	—	6,180	—	41,904

Long-Term Liabilities:
Long-term debt, net of unamortized discount and debt issuance costs	—	—	—	—	—	—	216,663	—	216,663
Long-term debt - related party	—	—	—	—	—	—	—	—	—

Capital lease obligations, less current portion	—	948	—	—	—	—	—	—	948

Total Long-Term Liabilities	—	948	—	—	—	—	216,663	—	217,611

Total Liabilities	18,912	5,508	3,093	9,159	—	—	222,843	—	259,515

Commitments and Contingencies

Members’ Equity:
Members’ Equity (Deficit)	587,834	351,352	137,894	262,986	(46)	(2,328)	886,892	(1,337,692)	886,892

Total Members’ Equity (Deficit)	587,834	351,352	137,894	262,986	(46)	(2,328)	886,892	(1,337,692)	886,892

Total Liabilities and Members’ Equity	$606,746	$356,860	$140,987	$272,145	$(46)	$(2,328)	$1,109,735	$(1,337,692)	$1,146,407

See accompanying report of independent certified public accountants.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONSOLIDATING BALANCE SHEETS

AS OF DECEMBER 31, 2015

	Stratosphere	Arizona		Aquarius	ACEP	ACEP
	LLC	Charlie’s LLC	Fresca LLC	Gaming LLC	Management	Interactive	ACEP LLC	Eliminations	Total
	(In thousands)
Assets
Current Assets:
Cash and cash equivalents	$5,822	$5,708	$3,169	$9,435	$—	$—	$47,629	$—	$71,763
Investments-restricted	—	—	11	—	—	—	178	—	189
Accounts receivable, net	3,482	433	352	935	—	—	3	—	5,205
Related party receivables	(60,028)	42,985	(36,283)	(33,650)	(47)	(1,988)	89,011	—	—
Other current assets	4,527	1,837	929	2,868	1	5	2,855	—	13,022

Total Current Assets	(46,197)	50,963	(31,822)	(20,412)	(46)	(1,983)	139,676	—	90,179
Property and equipment, net	618,526	214,253	109,783	111,248	—	—	—	—	1,053,810
Investment in subsidiaries	—	91,849	49,083	144,888	—	—	985,710	(1,271,530)	—
Intangible and other assets	11,270	2,559	1,770	38	—	—	—	—	15,637

Total Assets	$583,599	$359,624	$128,814	$235,762	$(46)	$(1,983)	$1,125,386	$(1,271,530)	$1,159,626

Liabilities and Members’ Equity
Current Liabilities:
Accounts payable	$3,452	$787	$391	$1,175	$—	$—	$128	$—	$5,933
Accrued expenses	8,044	2,154	1,291	4,631	—	—	436	—	16,556
Accounts payable and accrued expenses - related party	5	—	—	3	—	—	—	—	8
Accrued payroll and related expenses	6,299	1,576	1,118	2,366	—	—	1,970	—	13,329
Current portion of long-term debt	—	—	—	—	—	—	2,950	—	2,950

Total Current Liabilities	17,800	4,517	2,800	8,175	—	—	5,484	—	38,776

Long-Term Liabilities:
Long-term debt, net of unamortized discount and debt issuance costs	—	—	—	—	—	—	280,887	—	280,887
Long-term debt - related party	—	—	—	—	—	—	517	—	517
Capital lease obligations, less current portion	—	948	—	—	—	—	—	—	948

Total Long-Term Liabilities	—	948	—	—	—	—	281,404	—	282,352

Total Liabilities	17,800	5,465	2,800	8,175	—	—	286,888	—	321,128

Commitments and Contingencies
Members’ Equity:
Members’ Equity (Deficit)	565,799	354,159	126,014	227,587	(46)	(1,983)	838,498	(1,271,530)	838,498

Total Members’ Equity (Deficit)	565,799	354,159	126,014	227,587	(46)	(1,983)	838,498	(1,271,530)	838,498

Total Liabilities and Members’ Equity	$583,599	$359,624	$128,814	$235,762	$(46)	$(1,983)	$1,125,386	$(1,271,530)	$1,159,626

See accompanying report of independent certified public accountants.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONSOLIDATING STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2016

	Stratosphere LLC	Arizona Charlie’s LLC	Fresca LLC	Aquarius Gaming LLC	ACEP Management	ACEP Interactive	ACEP LLC	Eliminations	Total
	(in thousands)
Revenues:
Casino	$56,321	$53,126	$26,329	$76,374	$—	$—	$—	$—	$212,150
Hotel	62,746	4,331	4,397	19,615	—	—	—	—	91,089
Food and beverage	51,231	10,004	5,890	15,482	—	—	—	—	82,607
Tower, retail, entertainment and other	28,448	2,157	1,262	2,248	—	48	90	—	34,253

Gross revenues	198,746	69,618	37,878	113,719	—	48	90	—	420,099
Less promotional allowances	7,409	7,380	4,737	9,512	—	—	—	—	29,038

Net revenues	191,337	62,238	33,141	104,207	—	48	90	—	391,061

Costs And Expenses:
Casino	20,958	15,495	10,065	20,175	—	—	—	—	66,693
Hotel	25,652	2,568	2,201	7,953	—	—	—	—	38,374
Food and beverage	41,375	6,097	3,266	9,915	—	—	—	—	60,653
Other operating expenses	8,731	647	427	305	—	—	—	—	10,110
Selling, general and administrative	51,736	22,705	16,525	33,916	—	393	91	—	125,366
Depreciation and amortization	14,036	3,019	2,862	7,288	—	—	—	—	27,205
(Gain) loss on disposal of assets	11	(48)	(40)	(12)	—	—	—	—	(89)

Total costs and expenses	162,499	50,483	35,306	79,540	—	393	91	—	328,312

Income (Loss) From Operations	28,838	11,755	(2,165)	24,667	—	(345)	(1)	—	62,749

Other Expenses:
Equity in earnings (loss) of subsidiaries	—	(1,642)	(3,071)	4,713	—	—	47,275	(47,275)	—
Loss on debt redemption	(847)	(357)	(200)	(541)	—	—	—	—	(1,945)
Interest expense	(5,945)	(2,501)	(1,356)	(3,705)	—	—	—	—	(13,507)
Interest expense - related party	(11)	(4)	(2)	(6)	—	—	—	—	(23)

Total other expense, net	(6,803)	(4,504)	(4,629)	461	—	—	47,275	(47,275)	(15,475)

Net Income (Loss)	$22,035	$7,251	$(6,794)	$25,128	$—	$(345)	$47,274	$(47,275)	$47,274

See accompanying report of independent certified public accountants.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONSOLIDATING STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2015

	Stratosphere LLC	Arizona Charlie’s LLC	Fresca LLC	Aquarius Gaming LLC	ACEP Management	ACEP Interactive	ACEP LLC	Eliminations	Total
	(in thousands)
Revenues:
Casino	$53,529	$51,918	$26,057	$73,529	$—	$—	$—	$—	$205,033
Hotel	56,535	3,834	3,999	18,702	—	—	—	—	83,070
Food and beverage	47,620	10,093	6,004	14,889	—	—	—	—	78,606
Tower, retail, entertainment and other	28,260	2,129	1,147	2,375	—	—	467	—	34,378

Gross revenues	185,944	67,974	37,207	109,495	—	—	467	—	401,087
Less promotional allowances	7,152	7,454	4,519	8,895	—	—	—	—	28,020

Net revenues	178,792	60,520	32,688	100,600	—	—	467	—	373,067

Costs And Expenses:
Casino	20,062	15,115	10,063	19,146	—	—	—	—	64,386
Hotel	25,028	2,361	2,019	7,744	—	—	—	—	37,152
Food and beverage	38,993	5,968	3,468	9,700	—	—	—	—	58,129
Other operating expenses	9,175	734	505	419	—	—	—	—	10,833
Selling, general and administrative	50,681	22,890	16,200	33,512	21	506	183	—	123,993
Depreciation and amortization	14,828	2,799	2,673	8,786	—	—	—	—	29,086
(Gain) loss on disposal of assets	2,061	(24)	(8)	(55)	—	—	—	—	1,974

Total costs and expenses	160,828	49,843	34,920	79,252	21	506	183	—	325,553

Income (Loss) From Operations	17,964	10,677	(2,232)	21,348	(21)	(506)	284	—	47,514

Other Expenses:
Equity in earnings (loss) of subsidiaries	—	(2,291)	(5,303)	7,594	—	—	11,778	(11,778)	—
Loss on debt redemption	(6,309)	(2,732)	(1,528)	(4,110)	—	—	—	—	(14,679)
Interest expense	(8,501)	(3,766)	(2,058)	(5,537)	—	—	—	—	(19,862)
Interest expense - related party	(391)	(170)	(95)	(255)	—	—	—	—	(911)

Total other expense, net	(15,201)	(8,959)	(8,984)	(2,308)	—	—	11,778	(11,778)	(35,452)

Net Income (Loss)	$2,763	$1,718	$(11,216)	$19,040	$(21)	$(506)	$12,062	$(11,778)	$12,062

See accompanying report of independent certified public accountants.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONSOLIDATING STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2016

	Stratosphere LLC	Arizona Charlie’s LLC	Fresca LLC	Aquarius Gaming LLC	ACEP Management	ACEP Interactive	ACEP LLC	Eliminations	Total
	(in thousands)
Cash Flows from Operating Activities:
Net income (loss)	$22,035	$7,251	$(6,794)	$25,128	$—	$(345)	$47,274	$(47,275)	$47,274
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	14,036	3,019	2,862	7,288	—	—	—	—	27,205
Amortization of debt issuance and debt discount costs	—	—	—	—	—	—	1,264	—	1,264
Loss on debt redemption	—	—	—	—	—	—	1,945	—	1,945
(Gain) loss on disposal of assets	11	(48)	(40)	(12)	—	—	—	—	(89)
Share-based compensation expense	—	—	—	—	—	—	1,120	—	1,120
Changes in operating assets and liabilities:
Accounts receivable, net	(127)	(108)	(138)	(375)	—	(13)	1	—	(760)
Other assets	280	(29)	(9)	(45)	—	3	(293)	—	(93)
Accounts payable and accrued expenses	1,699	251	191	1,094	—	—	696	—	3,931
Related party activity, net	2	1	—	1	—	—	—	—	4

Net Cash Provided By (Used In) Operating Activities	37,936	10,337	(3,928)	33,079	—	(355)	52,007	(47,275)	81,801

Cash Flows from Investing Activities:
Decrease in investments – restricted	—	—	—	—	—	—	37	—	37
Acquisition of property and equipment	(10,756)	(3,076)	(3,416)	(7,625)	—	—	—	—	(24,873)
(Increase) Decrease in intercompany receivables	(26,666)	44,629	(6,787)	(31,951)	—	390	20,385	—	—
Investment in subsidiaries	—	(52,156)	14,531	6,625	—	—	(16,275)	47,275	—
Proceeds from sale of property and equipment	36	52	41	13	—	—	—	—	142

Net Cash (Used In) Provided By Investing Activities	(37,386)	(10,551)	4,369	(32,938)	—	390	4,147	47,275	(24,694)

Cash Flows from Financing Activities:
Prepayment and debt financing costs	—	—	—	—	—	—	—	—	—
Payments on notes payable	—	—	—	—	—	—	(67,950)	—	(67,950)
Proceeds from issuance of long-term debt	—	—	—	—	—	—	—	—	—

Net Cash Used In Financing Activities	—	—	—	—	—	—	(67,950)	—	(67,950)

Net (decrease) increase in cash and cash equivalents	550	(214)	441	141	—	35	(11,796)	—	(10,843)
Cash and cash equivalents - beginning of period	5,822	5,708	3,169	9,435	—	—	47,629		71,763

Cash and Cash Equivalents - end of period	$6,372	$5,494	$3,610	$9,576	$—	$35	$35,833	$—	$60,920

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for interest, net of amounts capitalized	$—	$84	$—	$—	$—	$—	$12,167	$—	$12,251

Supplemental Disclosures of Non-Cash Items:
Accrued capital expenditures	$115	$101	$152	$154	$—	$—	$—	$—	$522

See accompanying report of independent certified public accountants.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONSOLIDATING STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2015

	Stratosphere LLC	Arizona Charlie’s LLC	Fresca LLC	Aquarius Gaming LLC	ACEP Management	ACEP Interactive	ACEP LLC	Eliminations	Total
	(in thousands)
Cash Flows from Operating Activities:
Net income (loss)	$2,763	$1,718	$(11,216)	$19,040	$(21)	$(506)	$12,062	$(11,778)	$12,062
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	14,828	2,799	2,673	8,786	—	—	—	—	29,086
Amortization of debt issuance and debt discount costs	—	—	—	—	—	—	1,899	—	1,899
Loss on debt redemption	—	—	—	—	—	—	14,679	—	14,679
(Gain) loss on disposal of assets	2,061	(24)	(8)	(55)	—	—	—	—	1,974
Share-based compensation expense	—	—	—	—	—	—	1,213	—	1,213
Changes in operating assets and liabilities:
Accounts receivable, net	(521)	(113)	(72)	(87)	—	—	15	—	(778)
Other assets	(356)	23	(21)	(68)	(1)	(6)	(88)	—	(517)
Accounts payable and accrued expenses	2,616	456	471	536	—	—	222	—	4,301
Related party activity, net	5	—	—	2	—	—	—	—	7

Net Cash Provided By (Used In) Operating Activities	21,396	4,859	(8,173)	28,154	(22)	(512)	30,002	(11,778)	63,926

Cash Flows from Investing Activities:
Decrease in investments – restricted	—	—	—	—	—	—	22	—	22
Acquisition of property and equipment	(9,806)	(3,979)	(2,217)	(3,522)	—	—	—	—	(19,524)
(Increase) Decrease in intercompany receivables	(12,683)	(199)	4,681	(184)	22	512	7,851	—	—
Investment in subsidiaries	—	(710)	5,305	(24,296)	—	—	7,923	11,778	—
Proceeds from sale of property and equipment	18	25	10	55	—	—	—	—	108

Net Cash (Used In) Provided By Investing Activities	(22,471)	(4,863)	7,779	(27,947)	22	512	15,796	11,778	(19,394)

Cash Flows from Financing Activities:
Prepayment and debt financing costs	—	—	—	—	—	—	(9,998)	—	(9,998)
Payments on notes payable	—	—	—	—	—	—	(333,249)	—	(333,249)
Proceeds from issuance of long-term debt	—	—	—	—	—	—	293,525	—	293,525

Net Cash Used In Financing Activities	—	—	—	—	—	—	(49,722)	—	(49,722)

Net (decrease) increase in cash and cash equivalents	(1,075)	(4)	(394)	207	—	—	(3,924)	—	(5,190)
Cash and cash equivalents - beginning of period	6,897	5,712	3,563	9,228	—	—	51,553		76,953

Cash and Cash Equivalents - end of period	$5,822	$5,708	$3,169	$9,435	$—	$—	$47,629	$—	$71,763

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for interest, net of amounts capitalized	$—	$84	$—	$—	$—	$—	$18,817	$—	$18,901

Supplemental Disclosures of Non-Cash Items:
Accrued capital expenditures	$704	$310	$50	$265	$—	$—	$—	$—	$1,329

See accompanying report of independent certified public accountants.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONSOLIDATING STATEMENTS OF MEMBERS’ EQUITY

	Stratosphere LLC	Arizona Charlie’s LLC	Fresca LLC	Aquarius Gaming LLC	ACEP Management	ACEP Interactive	ACEP LLC	Eliminations	Class B Equity Total	Class A Equity Total	Total Equity
Balance at December 31, 2014	$563,036	$354,740	$137,974	$229,239	$(25)	$(1,477)	$825,223	$(1,283,487)	$825,223	$—	$825,223
Net Income (loss)	2,763	1,718	(11,216)	19,040	(21)	(506)	12,062	(11,778)	12,062	—	12,062
Eliminating Entries	—	701	(744)	(3,992)	—	—	—	4,035	—	—	—
Equity Draw	—	(3,000)	—	(16,700)	—	—	—	19,700	—	—	—
Share-based compensation	—	—	—	—	—	—	1,213	—	1,213	—	1,213

Balance at December 31, 2015	565,799	354,159	126,014	227,587	(46)	(1,983)	838,498	(1,271,530)	838,498	—	838,498
Net Income (loss)	22,035	7,251	(6,794)	25,128	—	(345)	47,274	(47,275)	47,274	—	47,274
Eliminating Entries	—	(58)	18,674	31,271	—	—	—	(49,887)	—	—	—
Equity Draw	—	(10,000)	—	(21,000)	—	—	—	31,000	—	—	—
Share-based compensation	—	—	—	—	—	—	1,120	—	1,120	—	1,120

Balance at December 31, 2016	$587,834	$351,352	$137,894	$262,986	$(46)	$(2,328)	$886,892	$(1,337,692)	$886,892	$—	$886,892

See accompanying report of independent certified public accountants.